                                 SCHEDULE 14A
                                (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION

  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF
                                     1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

                                          [_] CONFIDENTIAL, FOR USE OF THE
[_] Preliminary Proxy Statement              COMMISSION ONLY (AS PERMITTED BY
                                             RULE 14A-6(E)(2))

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                            DIGNITY PARTNERS, INC.
               (Name of Registrant as Specified In Its Charter)

                                      N/A
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

[_] No fee required.

[X] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

  (1) Title of each class of securities to which transaction applies:

  (2) Aggregate number of securities to which transaction applies:

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

  (4) Proposed maximum aggregate value of transaction: $49,639,104 (estimated solely for purposes of calculating the applicable fee)

  (5) Total fee paid: $9,928.00

[X] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act
   Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1) Amount previously paid:

  (2) Form, Schedule or Registration Statement No.:

  (3) Filing Party:

  (4) Date Filed:

                            DIGNITY PARTNERS, INC.
                       1700 MONTGOMERY STREET, SUITE 250
                        SAN FRANCISCO, CALIFORNIA 94111

                               ----------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                               DECEMBER 16, 1996

                               ----------------

To the Stockholders of Dignity Partners, Inc. (the "Company"):

  You are hereby notified of and invited to attend a special meeting of stockholders of the Company (the "Meeting") to be held at 8:00 a.m. on December 16, 1996 at Business Wire, 44 Montgomery Street, San Francisco, California 94104. The purpose of the meeting is to take action with respect to a proposal to authorize the Board of Directors to sell all or substantially all of the Company's assets. The Board of Directors has fixed the close of business on November 8, 1996 as the record date for determining the stockholders entitled to receive notice of and to vote at the meeting.

  All stockholders are urged to attend the Meeting or to vote by proxy.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSAL TO AUTHORIZE THE BOARD OF DIRECTORS TO SELL ALL OR SUBSTANTIALLY ALL OF THE COMPANY'S ASSETS.

  IT IS IMPORTANT THAT YOUR PROXY BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN, DATE AND MAIL THE ENCLOSED PROXY CARD IN THE ENCLOSED, POSTAGE PAID ENVELOPE. YOU MAY, IF YOU WISH, REVOKE YOUR PROXY AT ANY TIME PRIOR TO THE TIME IT IS VOTED, INCLUDING BY VOTING IN PERSON AT THE MEETING.

November 20, 1996                         By Order of the Board of Directors

                                          John Ward Rotter

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
GENERAL...................................................................    1
THE ASSET SALE............................................................    2
THE COMPANY...............................................................    6
COMMON STOCK MARKET PRICES AND DIVIDENDS..................................   23
FINANCIAL INFORMATION.....................................................   24
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
 OPERATIONS...............................................................   30
1997 ANNUAL MEETING.......................................................   37
AVAILABLE INFORMATION.....................................................   37
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE.........................   37
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS................................  F-1




  Unless the context otherwise requires, references herein to "Dignity Partners" or the "Company" are to Dignity Partners, Inc. and its consolidated entities.

                            DIGNITY PARTNERS, INC.

                                PROXY STATEMENT

                                    GENERAL

  This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Dignity Partners, Inc., a Delaware corporation ("Dignity Partners" or the "Company"), from the holders of the Company's common stock, $.01 par value (the "Common Stock"), in connection with the special meeting of the Company's stockholders to be held at 8:00 a.m. on December 16, 1996 at Business Wire, 44 Montgomery Street, San Francisco, California (the "Meeting"), and all postponements or adjournments thereof. Only stockholders of record at the close of business on November 8, 1996 (the "Record Date") are entitled to receive notice of the Meeting and to vote the shares of Common Stock held of record by them on the Record Date at the Meeting or any postponements or adjournments thereof. This Proxy Statement and the accompanying proxy card are first being mailed to stockholders on or about November 20, 1996, for the purpose set forth herein.

  The Board of Directors is requesting that the holders of Common Stock approve the proposal (the "Proposal") to authorize the Board of Directors to sell all or substantially all of the assets of the Company (the "Asset Sale") on terms that the Board of Directors deems expedient and in the best interests of the Company. No other matter may be presented at the meeting. Although the Board of Directors has not yet determined the exact extent to which the Company's assets should be sold, the Board believes it should be given the authority to sell the Company's assets as contemplated by the Proposal in light of uncertainties attendant to the continued ownership of the Company's current portfolio of life insurance policies. See "The Asset Sale-- Introduction and Reasons for Asset Sale." In furtherance of the Asset Sale, the Company has entered into a Master Agreement for Purchase of Insurance Policies dated as of September 27, 1996, as amended (the "Sale Agreement"), among the Company, an unaffiliated viatical settlement company (the "Purchaser") and an escrow agent, pursuant to which the Company has agreed to sell 197 life insurance policies for approximately $8.7 million. Such policies constituted approximately 20.2% of the number of policies and 19.6% of the face value of policies held in the Company's portfolio as of September 30, 1996. Each such policy insures the life of an individual diagnosed with the Human Immuno-deficiency Virus ("HIV") or Acquired Immuno-deficiency Syndrome ("AIDS"). The consummation of the Sale Agreement is conditioned upon stockholder approval of the Asset Sale. If stockholder approval of the Asset Sale is not obtained before December 26, 1996, the Sale Agreement will be null and void. See "The Asset Sale."

  There can be no assurance that the Sale Agreement or any other sale of the Company's assets will actually be consummated or that the terms of the Sale Agreement will not be changed substantially prior to its consummation. See "The Asset Sale--Terms of the Sale Agreement" and "--Negotiations between the Company and the Purchaser." Even if the Sale Agreement is not consummated, if the Proposal is approved by the requisite vote of the stockholders as described herein, the Board will be authorized to proceed with the Asset Sale on such terms as it deems expedient and in the best interests of the Company. The Board of Directors may abandon the Asset Sale without further action by the stockholders subject to the rights, if any, of third parties under any contract (including the Sale Agreement) entered into in furtherance of the Asset Sale.

  If the accompanying proxy is properly signed and returned to the Company and is not revoked, it will be voted in accordance with the instructions contained therein. UNLESS CONTRARY INSTRUCTIONS ARE GIVEN, THE PERSONS DESIGNATED AS PROXY HOLDERS IN THE PROXY WILL VOTE THE SHARES OF COMMON STOCK REPRESENTED THEREBY FOR THE PROPOSAL TO AUTHORIZE THE BOARD OF DIRECTORS TO SELL ALL OR SUBSTANTIALLY ALL OF THE COMPANY'S ASSETS. Each stockholder may revoke a previously granted proxy at any time before it is voted by filing with the Secretary of the Company a revoking instruction or a duly executed proxy bearing a later date. The powers of the proxy holders will also be suspended if the person executing the proxy attends the Meeting and requests to vote in person. Attendance at the Meeting will not, in itself, constitute revocation of a previously granted proxy.

  The cost of soliciting proxies in the enclosed form will be borne by the Company. The Company will also request brokerage firms, banks, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares of Common Stock as of the Record Date and will reimburse the cost of forwarding the proxy materials in accordance with customary practice.

  The presence at the Meeting, in person or by proxy, of the holders of a majority of the shares of Common Stock outstanding as of the close of business on the Record Date will constitute a quorum. Broker non-votes and abstentions will be counted as present at the Meeting for purposes of determining whether a quorum exists. The approval of a majority of the shares of Common Stock outstanding as of the Record Date is required to pass the Proposal. As of the Record Date, 4,291,824 shares of Common Stock were outstanding. Each outstanding share entitles its holder to cast one vote on the Proposal. Abstentions and broker non-votes will have the same effect as a vote against the Proposal. Proxies and ballots will be received and tabulated by the transfer agent for the Common Stock. A list of stockholders of record as of the Record Date will be available at the Company's executive offices for 10 days prior to the Meeting and will also be available at the Meeting. Such list may be examined during ordinary business hours by any stockholder of record for any purpose germane to the meeting.

  IN DETERMINING WHETHER TO AUTHORIZE THE BOARD OF DIRECTORS TO SELL ALL OR SUBSTANTIALLY ALL OF THE COMPANY'S ASSETS, STOCKHOLDERS SHOULD CONSIDER ALL OF THE INFORMATION INCLUDED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT.

  THE BOARD BELIEVES THAT THE ASSET SALE IS IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS. THE BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE PROPOSAL TO AUTHORIZE THE BOARD OF DIRECTORS TO SELL ALL OR SUBSTANTIALLY ALL OF THE COMPANY'S ASSETS.

                                THE ASSET SALE

INTRODUCTION AND REASONS FOR ASSET SALE

  The Company is a specialty financial services company that provides viatical settlements for terminally ill persons. A viatical settlement is the payment of cash in return for an ownership interest in, and the right to receive the death benefit ("face value") of, a life insurance policy. As of September 30, 1996, policies insuring the lives of individuals diagnosed with HIV or AIDS comprised approximately 97% in number and 96% in face value of the Company's portfolio. At the International AIDS Conference held in Vancouver, British Columbia in July 1996 (the "AIDS Conference"), the results from a number of studies were reported which appear to indicate that treatments involving a combination of various drugs were reducing substantially, and perhaps eradicating, the levels of HIV detectable in the blood of persons previously diagnosed with HIV or AIDS. Subsequent reports appear to confirm the reports from the AIDS Conference. On July 16, 1996, in response to accounts of the research results reported at the AIDS Conference, the Company announced that it was temporarily ceasing the processing of new applications to purchase policies insuring the lives of individuals diagnosed with HIV and AIDS while it further analyzed the effects on its business of such research results. The Company continues to analyze the effects of such research results on its business and to evaluate its strategic options.

  The Company believes that the treatments reported at the AIDS Conference have increased the risks of holding policies insuring the lives of individuals diagnosed with HIV or AIDS, especially those individuals with longer life expectancies. If the experimental treatments are proven effective and become widely available, the actual life expectancies of a significant number of insureds could substantially exceed the Company's estimates of their life expectancies, thereby materially adversely affecting the Company's earnings, cash flows and yields. In light of the uncertainties attendant to the continued ownership of the Company's portfolio, the Board of Directors believes that it is in the best interests of the Company at this time to attempt to minimize risk and to provide working capital while the Company evaluates its strategic options.

  The Board of Directors considered several potentially negative factors in its deliberations concerning the Asset Sale. The main negative factor considered was the fact that the Company's HIV/AIDS policies may have to be sold at prices resulting in a net loss to the Company. Other negative factors include: a potential loss of competitive position in the viatical settlement market as it pertains to HIV/AIDS sufferers and the possibility that subsequent scientific studies will indicate that the risks of holding HIV/AIDS policies is not as great as the Company currently believes. After considering these factors, the Board of Directors concluded that the positive factors of minimizing risk and obtaining liquidity outweighed the negative factors.

  The Board of Directors is therefore recommending that the holders of Common Stock authorize the Board of Directors to sell all or substantially all of the assets of the Company on terms that the Board of Directors deems expedient and in the best interests of the Company. The Board of Directors has not yet determined the precise amount or percentage of the Company's assets to be sold, in part because such a decision is necessarily based upon the proposed terms and conditions of any such sale. The Board of Directors currently intends to pursue the sale of all of the Company's policies which insure the lives of individuals diagnosed with HIV or AIDS. However, the sale of policies held through Dignity Partners Funding Corp. I ("DPFC"), all of which are pledged under the indenture pursuant to which the Securitized Notes (as defined herein) were issued (the "Indenture"), will require the consent of all of the holders of the Securitized Notes. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Description of Securitized Notes." No assurance can be given that the Company will be able to obtain such consent. The Company has discussed potential sales of DPFC policies with the holders of the Securitized Notes; however, it is too early to determine whether the holders of the Securitized Notes and the Company will decide to sell such policies or whether such a sale is feasible. There can be no assurance that the Company will be able to sell any of its assets. The Board of Directors may abandon the Asset Sale in whole or in part notwithstanding the stockholders' approval of the Asset Sale at the Meeting without any further action by the stockholders subject to the rights, if any, of third parties under any contract (including the Sale Agreement) entered into in furtherance of the Asset Sale.

  The Company has thus far entered into the Sale Agreement, pursuant to which the Company has agreed to sell 197 HIV/AIDS policies with a face value of approximately $14.2 million, for approximately $8.7 million. The Company initially paid an aggregate of $9.4 million for the policies covered by the Sale Agreement and the carrying value of such policies as of September 30, 1996 was $9.6 million before any provision for loss. Therefore, the Company will realize a pre-tax loss on the sale. See "The Asset Sale--Certain Federal Income Tax Consequences." The policies to be sold represent approximately 61.8% of the number of policies and 61.3% of the face value of policies held in the Company's portfolio, excluding policies owned by DPFC. The Purchaser is not affiliated with the Company or any of its directors or officers. The consummation of the Sale Agreement is conditioned upon stockholder approval of the Asset Sale. If stockholder approval of the Asset Sale is not received by December 26, 1996, the Sale Agreement will be null and void. See "--Terms of Sale Agreement" below.

  Between the date hereof and the Meeting, the Company may enter into additional sale agreements, subject to stockholder approval of the Asset Sale.

TERMS OF SALE AGREEMENT

  The following summary of the material terms and provisions of the Sale Agreement is not necessarily complete. Reference is made to the copy of the Sale Agreement filed with the Securities and Exchange Commission (the "SEC") and such summary is qualified in all respects by such reference. There can be no assurance that the Sale Agreement will be consummated or if it is consummated, that it will be on the same terms that are summarized herein.

  The Company and the Purchaser have entered into the Sale Agreement, which is subject to stockholder approval of the Asset Sale. If stockholder approval of the Asset Sale is not received by December 26, 1996, the Sale Agreement will be null and void. The Sale Agreement provides for the sale by the Company of approximately 197 HIV/AIDS policies having an aggregate face value of approximately $14.2 million. A policy will not be sold if the insured dies prior to the issuing insurance company's acknowledgment of transfer of ownership of the policy. The Sale Agreement provides that additional policies may be sold pursuant thereto by mutual agreement of the Company and the Purchaser.

  The purchase price of each policy equals 61.86% of its face value (less any fees owed to sourcing brokers upon collection of the policy) plus 100% of prepaid premiums. The Purchaser has agreed to pay any sourcing broker fees owed by the Company upon collection of a policy sold under the Sale Agreement. The estimated aggregate purchase price is required to be placed in escrow prior to the time that change in ownership forms are sent to the insurance companies that issued the policies. The purchase price for each policy will be delivered to the Company after the issuing insurance company acknowledges in writing the transfer of ownership of the policy to the Purchaser. If such acknowledgment for a policy is not received within 90 days after the purchase price is placed in escrow, the sale of such policy will be rescinded.

  The Sale Agreement contains cross indemnity provisions pursuant to which the Company and the Purchaser have agreed to indemnify each other against losses, liabilities or damages arising in connection with a claim under any policy or with any breach of any representation or warranty made by the breaching party in the Sale Agreement. Both the Company and the Purchaser have agreed to indemnify the escrow agent against losses, liabilities or damages arising in connection with the Sale Agreement except when such losses, liabilities or damages are related to the escrow agent's negligence, intentional misconduct or breach of the Sale Agreement.

  No third party appraisal or fairness opinion was obtained by the Company in connection with the Sale Agreement. The viatical settlement industry is relatively new, there are relatively few prospective purchasers and the Company does not believe any outside parties are better qualified than the Company's officers to assess the fair value of the Company's policies. See also "The Asset Sale--Negotiations Between the Company and the Purchaser."

ACCOUNTING CONSEQUENCES ARISING FROM DECISION TO SELL ASSETS

  As a result of the Company's decision to sell all or substantially all of its assets and to seek stockholder approval of the Asset Sale, the Company has reclassified all of its assets (other than the policies held by DPFC) to a "held-for-sale" category. Accordingly, all assets other than policies held by DPFC are accounted for on the lower of carrying value or fair value less cost to sell. Such fair value less cost to sell has been determined by management of the Company based upon various factors, including the negotiated terms of the Sale Agreement and management's assessment of the current market for policies of the type comprising the Company's portfolio and of the likely time period within which the sale of the portfolio would occur. In connection therewith, the Company established a provision for loss on sale of assets during the quarter ended September 30, 1996. The Company also established a valuation provision for purchased life insurance policies during the quarter ended September 30, 1996 because of the uncertainties created by the data presented at the AIDS Conference and subsequent reports of scientific studies that may confirm such data. In addition, beginning in such quarter, the Company generally began recognizing income upon receipt of proceeds on policies (either pursuant to a sale or the death of the insured). Such income is equal to the difference between such proceeds (less any back-end sourcing fees) and the carrying value of such policies after giving effect to any provision for loss on the sale of such policies and any valuation provision for purchased life insurance policies. See "Financial Information--Pro Forma Financial Information" and "Management's Discussion and Analysis of Financial Condition and Results of Operation."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  To the extent the Company sells a policy, it will realize ordinary income or loss equal to the difference between the tax basis of such policy and the consideration received in such sale. Assuming an aggregate purchase price which is equal to management's estimate of the aggregate fair value of the Company's assets (less estimated sales costs), the Company estimates an aggregate pre-tax loss to be incurred as a result of the Asset Sale of approximately $10.3 million, including an aggregate loss of approximately $1.8 million related to the policies covered by the Sale Agreement.

REQUIRED APPROVALS

  The Company is not required to obtain any federal or state regulatory approval of the Asset Sale. The Company believes that, other than stockholder approval and the consent of all of the holders of the Securitized Notes to any sale of policies, no further approvals are necessary for the Asset Sale.

APPRAISAL RIGHTS INAPPLICABLE

  Under Delaware law, the holders of Common Stock do not possess any appraisal rights in relation to the Asset Sale.

NEGOTIATIONS BETWEEN THE COMPANY AND THE PURCHASER

  On July 16, 1996, following reports at the AIDS Conference of beneficial effects of new combination therapies for treating HIV and AIDS, the Company announced it was temporarily ceasing to process new applications for policies insuring individuals diagnosed with HIV and AIDS until it could further analyze the implications of such reports on its business. The Company was concerned that, if such treatments prolonged substantially the life expectancies of insureds, the Company's cash flows, earnings and yields would be materially adversely affected and that the value of the Company's portfolio of life insurance policies would decrease over time.

  On July 18, 1996, in order to better evaluate strategic options, the Company contacted two unaffiliated viatical settlement companies (one of which was the Purchaser) to discuss their interest in purchasing approximately 200 policies insuring individuals afflicted with HIV and AIDS with a face value of approximately $14.2 million and approximately ten policies owned by Dignified One (as defined herein). See "The Company--Corporate Structure." On July 19, 1996, after receiving preliminary indications of interest, the Company forwarded further information to the potential purchasers to facilitate further negotiations for the purchase of policies.

  During the next two weeks the Purchaser offered to purchase the policies for approximately 57% of their face value. While discussions continued, the Company investigated the Purchaser and its principals to determine whether the Purchaser had the financial resources to consummate the transaction. On August 2, 1996 the Company received a letter from the Purchaser outlining a proposed purchase structure and indicating that an escrow agent was holding funds in excess of $15 million for the purchase of life insurance policies.

  Following further negotiations, the Company received from the Purchaser a revised bid for the policies of 61.86% of their face value (the "Revised Offer"). On August 5, 1996, the Company sent a nonbinding letter indicating its general agreement with the proposed terms as outlined in the Revised Offer. On August 14, 1996, the Company circulated a draft purchase agreement.

  The Board of Directors of the Company met on August 20, 1996 and discussed, among other things, their concerns regarding the potential decline in value of the Company's portfolio if the combination therapies reported at the AIDS Conference significantly extended the life expectancies of HIV/AIDS patients. Thereafter, several revised draft purchase agreements were circulated and negotiations continued.

  The second potential purchaser delivered a preliminary bid on August 30, 1996 which was an offer to purchase 95 policies with a face value of approximately $5.3 million for an average of approximately 49% of their face value. The bid did not include an offer with respect to the remainder of the policies, which had an aggregate face value of approximately $8.9 million.

  The Board of Directors of the Company met on September 9, 1996 and discussed the proposed sale of policies, the two bids for the policies and the benefits to the Company of entering into a sale transaction. Based on such bids, the Board approved the sale of the policies at a price equal to approximately 60% of their face value. On September 11, 1996, the second potential purchaser delivered a revised bid that did not differ substantially from its preliminary bid which it had delivered to the Company on August 30, 1996. The Sale Agreement was executed as of September 27, 1996.

  On November 11, 1996, the escrow agent advised the Company that approximately 40% of the purchase price had been deposited with the escrow agent, rather than 100% as required by the Sale Agreement. Following further negotiations between the Company and the Purchaser, the Sale Agreement was amended to extend to December 6, 1996 the deadline for the deposit with the escrow agent of the remaining purchase price.

  The Company cannot predict whether the Purchaser will deposit the remaining purchase price, whether the Sale Agreement will be further amended by agreement of the parties or whether the sale of policies pursuant to the Sale Agreement will be consummated. EVEN IF THE SALE AGREEMENT IS NOT CONSUMMATED OR IS CONSUMMATED ON DIFFERENT TERMS (WHICH COULD BE MATERIALLY DIFFERENT FROM THOSE DESCRIBED), IF THE PROPOSAL IS APPROVED BY THE REQUISITE VOTE OF THE STOCKHOLDERS AS DESCRIBED HEREIN, THE BOARD WILL BE AUTHORIZED TO PROCEED WITH THE ASSET SALE ON SUCH TERMS AS IT DEEMS EXPEDIENT AND IN THE BEST INTERESTS OF THE COMPANY.

OTHER POTENTIAL STRATEGIC OPTIONS

  The Company continues to analyze the effects on its business of the research results reported at the AIDS Conference and subsequent press reports of further scientific studies and to evaluate its strategic options. See "The Company--AIDS Conference." Such options include a resumption of purchasing activities with respect to HIV/AIDS policies, a concentration on purchasing non-HIV/AIDS policies, expansion of services provided, strategic investments or liquidation. The Company recently made a strategic equity investment of $3 million in convertible preferred stock of a privately-held company. The Board of Directors has not fully evaluated all options and has not determined which option is in the best interests of the Company and its stockholders. There can be no assurance that a feasible option other than liquidation will be found, that any feasible option will relate to viatical settlements or that any option, if selected and pursued, will be profitable. Although the Board of Directors has not finished analyzing its strategic options, the Board of Directors has decided that disposition of assets in the circumstances is prudent and a proper means to reduce risk of further deterioration in the value of the Company's portfolio. See "The Company--AIDS Conference."

  The Company continues to pursue the purchase of policies insuring the lives of individuals suffering from terminal illnesses other than AIDS. To date, however, the Company has had limited experience with purchases of non-AIDS policies and is uncertain of the level of acceptance of viatical settlements outside the AIDS community. A market for viatical settlements for non-AIDS policies may not develop. Finally, if such a market does develop, the Company may not be able to obtain sufficient capital to enter such market efficiently. For this and other reasons, there can be no assurance that the Company will be able to access or compete effectively in any such market that does develop. See "The Company--Policy and Portfolio Information--Terminal Illnesses and Life Expectancy" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSAL TO AUTHORIZE THE BOARD OF DIRECTORS TO SELL ALL OR SUBSTANTIALLY ALL OF THE COMPANY'S ASSETS.

                                  THE COMPANY

AIDS CONFERENCE

  At the AIDS Conference held in July 1996, the results from a number of studies were reported which appeared to indicate that treatments involving a combination of various drugs were reducing substantially, and perhaps eradicating, the levels of HIV detectable in the blood of a person previously diagnosed with HIV and AIDS. On July 16, 1996, the Company announced that it was temporarily ceasing the processing of new applications to purchase policies insuring the lives of individuals diagnosed with HIV and AIDS while it further analyzed the effects of such research results on its business. In excess of 95% of the Company's historical purchases have involved policies insuring the lives of individuals diagnosed with HIV or AIDS. The Company continues to analyze the effects of such research results on its business and, in particular, purchases by the Company of policies, levels of expenses, the timing of collections on policies, the estimated collection dates of policies and its method of income recognition. In connection with its analysis, the Company has decided to sell all or substantially all of its assets and to seek stockholder approval of the Asset Sale. As a result, the Company has reclassified all of its assets (other than the policies held by DPFC) to a "held-for-sale" category. Accordingly, such assets are accounted for on the lower of carrying value or fair value less cost to sell. In connection therewith, the Company established a provision for loss on sale of assets during the quarter ended September 30, 1996. The Company also established a valuation provision for purchased life insurance policies during the quarter ended September 30, 1996 because of the uncertainties created by the data presented at the AIDS Conference and subsequent reports of scientific studies that may confirm such data. In addition, beginning in such quarter, the Company began recognizing income upon receipt of proceeds on the policy (either pursuant to a sale or the death of the insured). Such income is equal to the difference between such proceeds (less any back-end sourcing fees) and the carrying value of such policies, after giving effect to any provision for loss on the sale of such policy. Previously, the Company recognized income on each policy purchased by accruing the "earned discounts" on that policy over an Accrual Period (as defined herein) using the level yield interest method. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Method of Accounting." Until the analysis of strategic options is completed, the Company will not purchase life insurance policies insuring the lives of individuals with HIV or AIDS. However, the Company continues to purchase policies insuring individuals with HIV or AIDS for which it has contractual commitments (estimated at $620,000 at September 30, 1996). The Company is continuing to use available funds to purchase a limited number of policies insuring individuals with other terminal illnesses.

  The Company is continuing to evaluate its strategic options and has retained Jefferies & Co. to assist in such evaluation. Such options include a resumption of purchasing activities with respect to HIV/AIDS policies, a concentration on purchasing non-AIDS policies, expansion of services provided, strategic investments or liquidation. The Company recently purchased $3.0 million of the convertible preferred stock of American Information Company, Inc. ("AIC"). AIC is a privately-held company. Such preferred stock is convertible into 30% of AIC's common stock, on a fully diluted basis. Doing business nationally as Consumers Car Club, AIC offers a broad range of electronically delivered services to individuals owning or purchasing automobiles, including general pricing information, buying support services, access to maintenance and warranty contracts, and access to insurance and purchase financing. The Company is evaluating the viability of expanding its financial products to the expanding market served by AIC. The investment will be accounted for under the equity method. There can be no assurance that such investment will be profitable or that such expansion of services will be feasible.

  The Board of Directors has not fully evaluated all of its options. In light of the uncertainties surrounding the Company's primary business, the discussion herein is a general description of the Company, its viatical settlement business and the viatical settlement industry. Until the Company determines its strategic direction, no assurance can be given that the Company will continue to operate in the viatical settlement industry or, if so, in the manner described herein.

OVERVIEW

  The Company is a specialty financial services company that provides viatical settlements for terminally ill persons. A viatical settlement is the payment of cash in return for an ownership interest in, and the right to receive the face value of, a life insurance policy. In connection with a viatical settlement, the policyholder assigns his or her policy to the Company, which becomes the holder, owner or certificate holder of the policy and the beneficiary thereunder and receives from the insurance company the face value payable under the policy following the death of the insured. The amount paid by the Company for a policy is determined by the Company based on various factors, including the Company's estimated life expectancy of the insured, the estimated premiums payable by the Company under the policy over the expected life of the insured and certain other costs of the viatical settlement. Through September 30, 1996, the Company had purchased 1,512 policies with an aggregate face value of $112.7 million, of which $33.9 million had been collected under 478 policies.

  The Company and its former sole stockholder, The Echelon Group Inc. ("Echelon") have provided viatical settlements since 1991. Prior to the Company's commencement of policy purchases in April 1993, Echelon had invested, to a limited extent, in viatical settlements in addition to its other business activities. Due to the demands of its viatical settlement business, Echelon decided to isolate such business in one entity and, therefore, incorporated the Company in September 1992. Effective September 30, 1995, Echelon was merged with and into the Company as part of the Reorganization (as defined herein). The Merger (as defined herein) had no material impact on the Company's operations. See "The Company--Corporate Structure--The Reorganization and the Reverse Stock Split."

  The Company's viatical settlement business involves the following principal steps: (a) origination of policy purchases through a referral network that includes viatical settlement sourcing brokers and, to a lesser extent, community groups, financial planners and professionals involved in the treatment of and provision of services to the terminally ill; (b) underwriting, which includes evaluating the terms of each policy and, with the assistance of one or more independent physicians or other medical consultants ("Consultants"), estimating the life expectancy of the insured; (c) closing the transaction, which includes execution of a sale agreement, releases of beneficiaries and an insurance policy assignment as well as payment of the purchase price; (d) monitoring the insured and the policy; and (e) collecting the policy proceeds following the insured's death. On average, the entire purchase process (from application to closing) takes from four to eight weeks.

CORPORATE STRUCTURE

  The Company has purchased life insurance policies both directly and indirectly through DPFC, Dignity Viatical Settlement Partners, L.P. ("Dignity Viatical") and Dignified One, L.P. ("Dignified One").

 DPFC

  DPFC is a wholly-owned subsidiary formed for the limited purpose of issuing Senior Viatical Settlement Notes, Series 1995-A, Stated Maturity March 10, 2005 (the "Securitized Notes") and purchasing (with funds provided by the Securitized Notes) and holding beneficial ownership of the policies that are pledged as collateral for the Securitized Notes. DPFC has purchased 902 policies with an aggregate face value of $67.1 million and will not purchase any more policies. At September 30, 1996, DPFC owned 654 policies with an aggregate face value of $49.4 million. The ownership interest in policies purchased by DPFC is nominally held by an unaffiliated third party trustee under the Indenture but the policies are beneficially owned by DPFC. The Company accounts for this securitization as a debt financing and not as a sale of assets. The assets, liabilities and operations of DPFC are consolidated with those of the Company in the Company's consolidated financial statements. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources," "--Description of The Securitized Notes" and Note 5 of Notes to Consolidated Financial Statements.

 Dignity Viatical and Dignified One

  Dignity Viatical is a limited partnership formed during 1993 to fund purchases of life insurance policies. Until June 1996, Dignity Partners served as the sole general partner, and persons not affiliated with the Company were limited partners. Through June, 1996, Dignity Viatical had purchased 169 policies with an aggregate face value of $13.9 million. The assets, liabilities and operations of Dignity Viatical were consolidated with those of the Company in the Company's consolidated financial statements. On June 25, 1996, Dignity Partners purchased the limited partnership interests in Dignity Viatical and became the sole owner of all of the partnership interests therein. On August 2, 1996, Dignity Partners entered into an agreement to sell to an unaffiliated third party virtually all of the policies owned by Dignity Viatical. The cash proceeds of such sale are still being collected by the Company as acknowledgments of change in ownership are received from the issuing insurance companies. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Method of Consolidation" and
Note 3 of Condensed Notes to Consolidated Financial Statements.

  Dignified One is a limited partnership formed in 1994 to fund purchases of life insurance policies. Dignified One has purchased 26 policies, with an aggregate face value of $1.8 million and will not purchase any more policies. Due to its immateriality, Dignified One is treated as an investment for accounting purposes. Therefore, the policies purchased by Dignified One are not reflected in the Company's consolidated financial statements or in the Company's operating or consolidated financial data presented herein. As sole general partner of Dignified One, the Company is liable for all partnership liabilities which exceed amounts contributed by the limited partners. The partnership, however, does not have indebtedness for borrowed money or any significant liabilities. The Company does not expect the partnership to purchase additional policies. The obligations of the Company to the partnership involve incurrence of the administrative costs, which are not expected to be material, of monitoring and collecting the policies held by the partnership. All of the remaining ten policies owned by Dignified One will be sold pursuant to an agreement with the Purchaser substantially similar to the Sale Agreement.

 The Reorganization and the Reverse Stock Split

  On September 30, 1995, the Company and its then sole stockholder, Echelon, entered into a series of transactions (collectively, the "Reorganization") to separate the business of Dignity Partners from Echelon's other business interests. Echelon, which was owned by Bradley N. Rotter, Alan B. Perper and John Ward Rotter, the only executive officers of the Company (collectively, the "Executive Officers"), conducted a number of financial services businesses in addition to the business conducted by the Company. As part of the Reorganization, the Executive Officers created a newly formed limited liability company, The Echelon Group of Companies LLC ("New Echelon LLC"), and contributed to New Echelon LLC the shares of common stock of Echelon owned by them in return for equity interests in New Echelon LLC. Echelon then sold to New Echelon LLC, at fair market value as determined in part by an independent third party appraiser and in part by the face value or depreciated book value, substantially all of its assets (including amounts previously owed by the Company to Echelon for expenses incurred by Echelon on behalf of the Company and interest on loans made by Echelon to the Company prior to the Reorganization (the "Dignity Payable")) other than the then outstanding shares of common stock of the Company (the "Echelon Asset Sale"). The consideration for the Echelon Asset Sale, which equalled approximately $3.54 million, consisted of (i) $700,000 in cash, (ii) the cancellation of outstanding debt of Echelon owed to New Echelon LLC (representing funds advanced by Bradley and John Ward Rotter to Echelon, the right to receive payment thereunder having been previously assigned by them to New Echelon LLC), in an aggregate amount, including accrued interest, of $2.7 million, and (iii) a $144,000 promissory note which New Echelon LLC subsequently paid in full. In addition, New Echelon LLC assumed the liabilities of Echelon unrelated to the Company.

  Following the Echelon Asset Sale, Echelon was merged with and into the Company (the "Merger"). Pursuant to the Merger, the authorized capitalization of the Company was increased from 1,000 shares of common stock to 17 million shares, consisting of 15 million shares of Common Stock and two million shares of Preferred Stock (the "Serial Preferred Stock") issuable in series. Of the authorized Serial Preferred Stock, 135,000 shares were designated as Convertible Cumulative Pay-in-Kind Preferred Stock ("Convertible Preferred Stock"). Pursuant to the Merger, each outstanding share of common stock of the Company was cancelled, each outstanding share of Echelon common stock was converted into 15,893 shares of Common Stock of the Company, and the outstanding shares of preferred stock of Echelon (all of which were owned by Bradley Rotter) were converted into an aggregate of 34,880.13 shares of Convertible Preferred Stock. On December 1, 1995, a dividend, consisting of
379.8059 shares of Convertible Preferred Stock, was paid on the outstanding shares of Convertible Preferred Stock. Each outstanding share of Convertible Preferred Stock (and shares of Convertible Preferred Stock issuable in respect of accrued and unpaid dividends thereon) were converted into Common Stock and sold by Bradley Rotter in the Company's initial public offering in February 1996. See "--The Initial Public Offering."

  On January 12, 1996, the Company effected a reverse stock split pursuant to which each outstanding share of Common Stock was converted into .7175 of a share of Common Stock (the "Reverse Stock Split").

 The Initial Public Offering

  In February 1996, the Company completed an initial public offering of an aggregate of 2,702,500 shares of its Common Stock at the public offering price of $12.00 per share. Of such shares, 2,381,356 shares were issued and sold by the Company and 321,144 shares (representing all shares issuable and issued pursuant to the conversion in full of the Convertible Preferred Stock) were sold by Bradley Rotter. The Company did not receive any proceeds from the sale of shares by Bradley Rotter. See Note 2 of Condensed Notes to Consolidated Financial Statements.

 Corporate Information

  Dignity Partners was incorporated in Delaware in September 1992, commenced operations on January 2, 1993 and commenced purchasing life insurance policies in April 1993. The Company's principal executive offices are located at 1700 Montgomery Street, Suite 250, San Francisco, California 94111, and its telephone number is (415) 394-9469.

INDUSTRY OVERVIEW

  The Company estimates that there are approximately 50 to 60 companies currently operating in the United States that provide viatical settlements. The Company believes that most of those companies act as brokers and that only a few purchase a large number of policies for their own accounts. The Company believes that a substantial majority of viatical settlements currently occur with people with AIDS-related illnesses and that the balance represent settlements with persons with other terminal illnesses, such as cancer and heart disease. The Company also believes that viatical settlement companies typically purchase policies at 50% to 90% of face value and will purchase policies insuring individuals with life expectancies of up to four years. In addition, a number of life insurance companies offer accelerated death benefits to their policyholders. Accelerated death benefits allow policyholders to access all or a portion of the death benefits of their life insurance policies prior to their death under circumstances defined by the issuing insurance company. Other options to viatical settlements and accelerated death benefits include a policy loan, if available, and personal loans from the beneficiary, family members or friends. The Company believes that, since the AIDS Conference, at least two other viatical settlement companies have ceased purchasing HIV/AIDS policies and many other viatical settlement companies have reduced the prices they are willing to pay for HIV/AIDS policies. See "The Company--Competition."

  Prior to the development of the HIV/AIDS treatments reported at the AIDS Conference, the natural progression of AIDS was relatively predictable. The causative virus, HIV, can be detected in the blood as soon as two to six weeks after infection. Following infection, a period of ten years or more may elapse before the individual shows any symptoms; during this period, however, HIV is constantly destroying its target: the T-helper lymphocyte white blood cell. The presence of this blood cell is critical for the normal functioning of the immune system. If these cells are lacking, the body has no protection from a group of pathogens collectively known as "opportunists," which cause diseases, such as certain types of pneumonia, that directly cause illness and death in individuals infected with HIV. The CDC's current case definition for AIDS is met if an individual has HIV infection and (i) an opportunistic infection,
(ii) certain forms of cancer, such as Kaposi sarcoma, or (iii) less than 200 T-helper lymphocytes per cubic millimeter of blood. Prior to the AIDS Conference, the clinical deterioration of an HIV-infected person tended to parallel the decline in the number of T-helper lymphocytes cells in the patient's bloodstream. Although drugs such as AZT have been developed that appear to temporarily slow HIV reproduction. Prior to the AIDS Conference, the usefulness of existing anti-HIV drugs had generally been limited by the virus' early development of resistance to these medications. At the AIDS Conference, studies were presented that indicate less development of resistance when such drugs were used in combination with protease inhibitors. The long-term efficacy of combination therapies reported at the AIDS Conference are not yet known.

  The development of a cure for or vaccine against diseases and other terminal illnesses (including AIDS) or the development of new drugs or other treatments which extend the life expectancy of individuals with such illnesses could delay substantially the collection of the face value of policies purchased by the Company. See "The Company--AIDS Conference." Any such delay could materially reduce the Company's actual yield on its portfolio and materially adversely affect the Company's cash flows. In addition, such medical developments would likely reduce the number of individuals seeking viatical settlements. Substantial reductions in the cost of treating terminal illnesses (including reductions resulting from the development of less costly treatments) may also reduce the number of individuals seeking viatical settlements.

ORIGINATION

  The Company obtains information regarding potential policy purchases from a referral network that includes sourcing brokers and community groups and professionals (including health care practitioners, care groups, financial planners, attorneys and doctors) involved in the treatment of and provision of services to the terminally ill. In addition, many former and existing clients refer potential clients to the Company. These potential clients contact the Company either directly or through one of the Company's referral sources. The Company believes that non-broker referrals will generate a larger percentage of the Company's business as competition increases within the industry. See "The Company--Competition."

  While the Company does not have formal agreements with any of its referral sources, it has established close relationships with several referral sources who have established market niches within the medical and terminally ill patient communities. Many referral sources advertise their services in the geographic area in which they operate and target such advertising to specific patient communities. The use of referral sources allows the Company to operate in market niches that otherwise would be cost prohibitive for it to pursue through direct advertising. The Company pays certain of its referral sources (typically sourcing brokers) fees based on negotiated informal fee arrangements. Sourcing brokers are typically paid an up-front fee (typically based on the face value of the policy) upon the funding of the policy and may also be paid a back-end fee (also typically based on the face value of the policy) upon receipt by the Company of the proceeds of the policy. The Company does not pay referral fees to doctors, lawyers or other professionals to whom the Company is prohibited by applicable law from paying a referral fee and does not do business with referral sources which the Company does not believe to be reputable. Sourcing brokers and certain other referral sources also handle other administrative functions, such as collecting and processing applications from potential clients and collecting medical and insurance records. See "The Company--Underwriting."

  During the nine months ended September 30, 1996, the Company purchased policies referred by approximately 16 sourcing brokers and 9 other referral sources. Approximately 67% in number and 60% in face value of such policies were referred to the Company by five sourcing brokers. In the event that the Company's relationship with any of these five sourcing brokers were to cease, or the volume of referrals from any of these sourcing brokers were to decrease substantially, the Company's operations could be adversely affected. Sourcing brokers tend to be relatively small independent businesses with limited capital resources. The Company has maintained good relationships with its sourcing brokers for several years and expects such relationships to continue. However, no assurance can be given that such relationships will continue, that existing sourcing brokers will remain in business or that relationships with additional sourcing brokers or other referral sources can be established. The Company's referral network encompasses referrals of policies insuring the lives of individuals with HIV/AIDS as well as other terminal illnesses. The network is less effective, however, with respect to non-HIV/AIDS policies than it is with respect to HIV/AIDS policies. In addition, while the Company maintains relationships with its sourcing brokers, there can be no assurance that its cessation of processing AIDS applications will not ultimately damage such relationships.

  The Company has purchased in the past, on a limited basis, portfolios (or portions thereof) held by unaffiliated viatical settlement entities. In January 1996, the Company agreed to purchase 58 policies (insuring the lives of 37 individuals) which constituted a portion of the portfolio held by an unaffiliated viatical settlement company. In connection with such purchase, the Company evaluated each policy (and supporting documentation related to the initial purchase thereof) in accordance with its standard underwriting procedures. In addition, the Company obtained customary representations, warranties and indemnities from the seller. It is anticipated that any other portfolio purchase by the Company would be reviewed in the same manner and that, in connection therewith, the Company would obtain similar representations, warranties and indemnities.

UNDERWRITING

  The Company's underwriting process is designed to obtain accurate information regarding both the insured and the life insurance policy (i) to determine whether the Company will offer to purchase the policy and, if so, the price it will offer and (ii) to ensure that certain criteria are met to minimize the risk of challenges by former beneficiaries or other persons to the purchase or by an insurance company to payment of the face value of the policy. The Company continually refines its underwriting procedures. The following summarizes the Company's current procedures.

  Once a potential client contacts the Company, an application and consent forms permitting the Company to obtain medical and insurance coverage information for the insured are sent to the potential client. All information obtained by the Company in connection with policy purchases (including the identities of the insureds) is held in confidence and access thereto is restricted by the Company to its employees, Consultants (as defined herein) and other representatives. Upon receipt by the Company of the completed application, it is reviewed to determine preliminarily the insured's life expectancy and, if the face value exceeds the applicable state guarantee fund limit, whether the insurance company which issued the policy is of a credit quality deemed acceptable to the Company. While the Company has historically typically purchased policies insuring individuals with a life expectancy of 24 months or less, it has also sought to purchase policies on individuals with a life expectancy of up to 48 months and also considers policies on individuals with longer life expectancies. See "The Company--Policy and Portfolio Information" and "--AIDS Conference."

  If it appears from the application that the policy is one the Company would be interested in purchasing, the Company obtains from the attending physician medical information about the insured which usually includes several years' worth of laboratory reports and physicians' notes, as well as the attending physician's estimate of the insured's life expectancy and a written statement as to whether or not the client is of sound mind. The Company forwards such documentation to at least one (and often two) of its Consultants for review. The Company's Consultants review the file and other information forwarded by the Company and estimate the life expectancy of the insured. See "The Company--Consultants." The Company does not provide its Consultants with any life expectancy estimate provided to the Company by an insured's attending physician.

  Simultaneously, the Company obtains verification of insurance coverage and other policy information from the insurance company, the employer or the group administrator. The insurance documents are reviewed to determine (i) the type of policy (e.g. whole, term or other), (ii) any provisions which may effectively reduce the face value of the policy (e.g. loans against the policy), (iii) the primary beneficiaries under the policy, (iv) whether the policy is past any contestability periods (i.e. the periods during which the insurance company may deny payment for various reasons, including suicide and a misstatement of material facts); and (v) whether the Company is able to obtain ownership of the policy and the associated policy proceeds. The Company obtains waivers and releases from the primary beneficiaries under the policy. The Company does not purchase a policy if a minor is a named beneficiary at the time of purchase. The Company also reviews the policy premium schedule and determines whether the policy contains a disability waiver of premium rider which impacts future premium payments. The Company attempts to ensure that the policy is compatible with its portfolio in terms of monthly cash flow.

  If a referral source identifies a potential client, some of the documentation gathering described above (primarily collection of necessary medical, personal and insurance information) may be performed by such referral source prior to submission of the application to the Company, but the determination of the insured's life expectancy and compatibility with investment criteria, review of insurance documents and determination of legal and contractual issues are made by the Company.

  A number of arguments may be advanced by former beneficiaries under a policy or by the insurance company issuing a policy to deny or delay payment to the Company of the proceeds of a policy following an insured's death, including arguments related to lack of mental capacity of the client or applicable periods of contestability or suicide provisions. Furthermore, the Company may be unable to collect the face value of any insurance policy issued by an insurance company which becomes insolvent. While virtually all states have established guarantee funds to pay the face value of life insurance policies issued by insolvent insurance companies, the face value of a policy may exceed the amount provided by such fund and, in any event, a significant delay in the receipt of payment may occur. Although the Company's underwriting procedures are designed to minimize the risk that any of the foregoing will result in nonpayment of proceeds to the Company, there can be no assurance that the Company's underwriting procedures will adequately protect against similar or other claims denying or delaying payment of policy proceeds to the Company.

CLOSING

  If the Company has determined that the policy meets its criteria (including underwriting and investment criteria), the Company makes an offer to the client to purchase the policy. The purchase price is based upon the face value of the policy, the Company's estimate of the insured's life expectancy, the premiums estimated to be paid under the policy over the insured's estimated life expectancy, certain other costs of the policy, and the Company's desired rate of return. In addition, competition (or the Company's perception regarding the presence or absence of competing bidders) can affect the purchase price of policies. See "The Company--Competition." In the past, policies for which the insured had a life expectancy of two years or less have been purchased at prices typically ranging between 55% and 90% of face value. The Company generally pays less for policies for which the insured has a life expectancy of greater than two years. The weighted average purchase price for policies purchased during 1995 was 73% of face value (77% of face value for policies insuring individuals with life expectancies of 24 months or less). The weighted average purchase price for policies purchased in the first nine months of 1996 was 73% of face value (82% of face value for policies insuring individuals with life expectancies of 24 months or less). If the client accepts the offer, purchase documents are prepared from forms generated by the Company's management information system. The documents include a sale agreement, releases from beneficiaries, a change of ownership or assignment form and a change of beneficiary form. The Company acquires ownership in each insurance policy by filing a change of ownership or absolute assignment form and change of beneficiary form with the applicable insurance company, employer or group administrator. Following receipt of appropriate acknowledgement of the recordation of such changes, closing occurs and funds are disbursed as directed by the client. The Company provides an "out option" through which the client may, for any reason, return the disbursed funds (and any premium payments made by the Company in the interim) and be unconditionally released from the sale agreement. The "out option" period is at least 15 days from receipt of the purchase price and is longer if required by applicable law.

MONITORING

  Following the disbursement of funds, the insured is regularly monitored to obtain timely information concerning the insured so that proceeds may be collected as promptly as possible following the death of the insured. Monitoring is conducted in a sensitive and professional manner and is assisted by the Company's management information system. In addition to tracking the medical status and location of an insured, the Company also monitors the policy to ensure it does not lapse because of a failure to timely pay premiums. Some protection against the failure to pay premiums is provided by statutory or policy provisions that require insurance companies to provide written notice before terminating a policy for failure to pay premiums. As owner of record of the policy, the Company generally receives such notice directly. The Company has never had a policy lapse due to nonpayment of premium. Furthermore, the Company monitors the policy to ensure that premium waivers are renewed and that, when required, the policy is converted (e.g. from a group term policy to an individual whole life policy) in a timely manner. However, in the future, the Company may permit policies to lapse and may choose not to convert policies.

COLLECTION

  Once an insured has died, a request for a copy of the death certificate is filed in the appropriate governmental office. Often the insured's family or companion also submits a copy of the death certificate to the Company. The Company then files the death certificate with the insurance company and requests payment of the policy proceeds. The Company monitors the collection status until it receives the face value of the policy. Monitoring of collection status is assisted by the Company's management information system. Insurance companies have an incentive to pay promptly on policies because most states require insurance companies to pay interest on claims which take more than 30 days to settle. Actual collections generally occur within 30 to 55 days following the death of the insured. However, in certain states (e.g., New York) actual collections take a longer period of time due to delays in processing of documents by state authorities.

CONSULTANTS

  The Company's operations and financial results are highly dependent on the ability of the Company, with the assistance of independent physicians or other medical consultants (the "Consultants"), to predict accurately life expectancy. Life expectancy is a significant factor in the Company's determination of the purchase price of a policy and the Accrual Period over which the Company recognizes income on the policy. Unanticipated delays in the collection of policies will reduce the Company's actual yield on its portfolio and adversely affect the Company's cash flows. The Company's Consultants are physicians or Ph.D.s specializing in HIV/AIDS, cancer or heart disease and are not affiliated with the Company. Each physician has at least 15 years of medical experience. Most of the Company's Consultants have held professorships and have published articles related to their specialty in scientific or medical publications. The Company does not have a formal agreement with any of its Consultants, but pays each of them a flat fee per file reviewed. The Company believes there are many qualified Consultants the Company could retain. There can be no assurance, however, that the Company will retain the services of its current Consultants, that it will be able to replace or add additional qualified Consultants or that it will, with the assistance of such Consultants, be able to predict accurately life expectancy. See "The Company-- AIDS Conference."

POLICY AND PORTFOLIO INFORMATION

 General Description of Types of Policies

  As of September 30, 1996, the Company owned 973 policies on the lives of 748 individuals. The following is a brief description of various types of life insurance policies.

  Term Policies. Term policies provide life insurance protection for a limited number of years (e.g., until age 65). Generally, term policies are less costly (compared to whole life policies) for younger insureds, although premiums increase over time. Such policies are usually one-year renewable policies, although some term policies have fixed premiums for longer intervals. Term policies do not build up any cash value or pay dividends, although many are convertible to whole life policies.

  Whole Life Policies. Whole life policies typically provide protection for the life of the insured. Based on a fixed premium payment, these policies build up a cash value because premiums paid in the earlier years are higher than those required to maintain the insurance. Many whole life policies have dividends which the insured can receive in cash or can apply to premiums applicable to additional coverage.

  Universal Life Policies. This type of policy is generally a flexible premium, adjustable death benefit policy and allows premiums to be skipped so long as the cash value of the policy is sufficient to pay the premiums. There are many variations of this type of policy.

  Group Life Policies. Many group policies provide term coverage, though some provide universal life coverage. Such policies are either provided by an employer or are provided to members of a particular group. The Company intends to purchase more group policies, including policies insuring federal employees.

  The Company has not purchased, or has purchased on a limited basis, in the past certain types of group policies (specifically federal employee group life insurance ("FEGLI" policies)). The major risk associated with certain group policies is that, upon the cancellation of the master policy under which the group policy was issued, the death benefit receivable by the Company may be reduced substantially as a result of limitations in the master policy on the amount of coverage which can be converted to an individual policy. For example, coverage to federal employees is provided under a group contract with Metropolitan Life Insurance Company. To the extent the contract is cancelled, the Company would be unable to convert any coverage on any individual insured thereunder. FEGLI policies also contain certain other characteristics which entail a higher level of risk than policies historically purchased by the Company. The Company has analyzed the risks associated with the purchase of FEGLI policies and has determined that such risks can be reduced through special underwriting and monitoring procedures.

  The following table sets forth information regarding the various types of policies held by the Company as of September 30, 1996.

                 TYPES OF LIFE INSURANCE POLICIES IN PORTFOLIO

                                                            GROUP (1) INDIVIDUAL
                                                            --------- ----------
      Number...............................................    342        631
      Percent..............................................   35.1%      64.9%

     --------
     (1) Includes eight FEGLI policies.

                                                     WHOLE  TERM  UNIVERSAL OTHER
                                                     -----  ----  --------- -----
      Number........................................  357    434     179       3
      Percent....................................... 36.7%  44.6%   18.4%    0.3%

 Terminal Illnesses and Life Expectancy

  Through September 30, 1996, approximately 97% of the face value of policies purchased by the Company have insured individuals with terminal illnesses related to AIDS and 84% of such policies have insured persons with life expectancies, as originally estimated by the Company, of 24 months or less. In light of the data presented at the AIDS Conference and subsequent confirming scientific studies, the ability to estimate life expectancy of persons with HIV or AIDS has become more difficult. See "The Company--AIDS Conference." The Company's ability to purchase non-AIDS policies and policies insuring the lives of individuals with life expectancies in excess of 24 months has been effectively restricted in the past by the terms of its debt arrangements which required all or a substantial portion of the Company's purchased life insurance policies to insure the life of a person with AIDS who has a life expectancy no longer than 24 months (or 36 months on a restricted basis). The Company believes policies insuring the lives of individuals with terminal illnesses other than AIDS (including cancer and heart disease), without regard to life expectancy, can offer attractive rates of return at acceptable levels of risk, so long as the Company maintains its strict underwriting standards. Prior to the AIDS Conference, the Company had begun to pursue the purchase of policies insuring individuals with terminal illnesses (AIDS and other) and with life expectancies longer than 24 months (whether such individuals have AIDS or other terminal illnesses). Despite potential returns, the Company is evaluating strategic options and has not yet concluded whether it will pursue the purchase of non-HIV/AIDS policies in large amounts or whether it will resume the purchase of HIV/AIDS policies.

  Estimates of life expectancy may be less reliable as life expectancy increases and after the AIDS Conference, estimates of the life expectancy of HIV/AIDS victims appear to be even less reliable. The progression of terminal illnesses other than AIDS may not be predictable, making estimates of life expectancy difficult. While the Company, when determining life expectancy, intends to continue to utilize the services of Consultants specializing in the insured's particular illness, there can be no assurance that the Company's estimates of life expectancy for individuals with illnesses other than AIDS or having life expectancies longer than 24 months will be as accurate as the life expectancies estimated by the Company to date. Furthermore, the Company has had limited experience with purchases of non-AIDS policies and is uncertain of the level of acceptance of viatical settlements outside the AIDS community. A market for viatical settlements for non-AIDS policies may not develop. However, even if a market for such viatical settlements occurs, there can be no assurance that the Company will be able to obtain adequate financing to efficiently enter such market. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Liquidity and Capital Resources." In addition, the Company may not be able to access or compete effectively in any such market that does develop.

  The development of a cure for or vaccine against diseases and other terminal illnesses (including AIDS) or the development of new drugs or other treatments which extend the life expectancy of individuals with such illnesses could delay substantially the collection of the face value of policies purchased by the Company. Any such delay could materially reduce the Company's actual yield on its portfolio and materially adversely affect the Company's cash flows. In addition, such medical developments would likely reduce the number of individuals seeking viatical settlements. Substantial reductions in the cost of treating terminal illnesses (including reductions resulting from the development of less costly treatments) may also reduce the number of individuals seeking viatical settlements. See "The Company--AIDS Conference."

 Geographic Distribution

  The Company has purchased policies from individuals residing in approximately 45 states, although the five states accounting for the highest concentration (collectively 67% of the face value of all policies owned by the Company as of September 30, 1996) are California, Florida, Georgia, New York and Texas. The following table sets forth information regarding the 10 states accounting for the largest percentage (by face value) of the Company's portfolio of policies as of September 30, 1996.

                       TOP 10 STATES BY CLIENT RESIDENCE

                                                                     PERCENT OF
                                                                     AGGREGATE
                                                         AGGREGATE   FACE VALUE
      STATE                                             FACE VALUE  OF PORTFOLIO
      -----                                             ----------- ------------
      California....................................... $24,773,585     34.2%
      New York.........................................   8,047,439     11.1
      Texas............................................   7,789,494     10.7
      Florida..........................................   4,350,025      6.0
      Georgia..........................................   3,592,381      5.0
      Arizona..........................................   2,177,045      3.0
      Washington.......................................   2,125,423      2.9
      Massachusetts....................................   1,548,894      2.1
      Illinois.........................................   1,519,622      2.1
      Louisiana........................................   1,302,000      1.8
                                                        -----------     ----
        Total (1)...................................... $57,225,908     78.9%
                                                        ===========     ====

--------
(1) Percent total does not add to 78.9% due to rounding.

 Insurers of Policies

  As of September 30, 1996, the Company's portfolio consisted of policies issued by 208 different insurance companies. Approximately 81.6% of the face value of such policies were issued by insurance companies with a claims paying ability rating of "A" or better by Standard & Poor's Rating Group ("S&P"). The following table sets forth information regarding the ten insurance companies which issued the highest percentage of policies (by face value) in the Company's portfolio as of September 30, 1996.

                     TOP 10 INSURANCE COMPANIES WHICH HAVE
                         ISSUED POLICIES IN PORTFOLIO

                                                 PERCENT OF     CLAIMS PAYING
                                                 AGGREGATE   ABILITY RATING (1)
                                     AGGREGATE   FACE VALUE  -------------------
INSURER                             FACE VALUE  OF PORTFOLIO AM BEST (2) S&P (3)
-------                             ----------- ------------ ----------- -------
Metropolitan Life Insurance
 Company..........................  $ 9,455,679     13.0%        A++       AA+
Connecticut General Life Insurance
 Company/CIGNA....................    4,961,367      6.8         A+        AA
The Prudential Insurance Company
 of America.......................    3,790,058      5.2         A         AA-
New York Life Insurance Company...    3,379,945      4.7         A++       AAA
John Hancock Mutual Life Insurance
 Company..........................    2,296,238      3.2         A++       AA+
Life Investors Insurance Company
 of America.......................    2,045,000      2.8         A+        AAA
Jackson National Life Insurance
 Company..........................    1,750,000      2.4         A         AA
Primerica Life Insurance Company..    1,524,000      2.1         A-        AA
Aetna Life Insurance Company......    1,413,580      1.9         A         A
Hartford Life & Accident Insurance
 Company..........................    1,357,148      1.9         A++       AA
                                    -----------     ----
  Total (4).......................  $31,973,015     44.1%
                                    ===========     ====

--------
(1) Rating, as of September 30, 1996, by A.M. Best Company ("A.M. Best") and S&P. Insurance claims paying ability ratings are an opinion of an insurance company's capacity to meet the obligations of its insurance policies. Such ratings do not refer to an insurer's ability to meet non-policy obligations and are not recommendations regarding the purchase, retention or sale of any policy or security issued by the insurance company.
(2) A.M. Best's claims paying ability ratings range from "A++" to "F." Ratings of "A++" to "B+" are ratings assigned to "secure" insurance companies and other ratings are assigned to "vulnerable" insurance companies. The ratings of (a) "A++" and "A+" and (b) "A" and "A-" are assigned to companies which have demonstrated superior overall performance and excellent overall performance, respectively, and have a very strong ability and a strong ability, respectively, to meet their obligations to policyholders over a long period of time.
(3) S&P's claims paying ability ratings range from "AAA" to "CCC," with plus and minus signs indicating relative standing within a category. Ratings of "AAA" to "BBB" are classified as "secure" claims paying ability ratings and other ratings are classified as "vulnerable" claims paying ability ratings. The ratings of "AAA" and "AA" represent an opinion of superior financial security and excellent financial security, respectively, with an overwhelming capacity and a strong capacity, respectively, to meet policyholder obligations under a variety of economic and underwriting conditions. The rating "A" represents an opinion of good financial security with a capacity to meet policyholder's obligations that are more susceptible than companies assigned higher ratings to adverse economic and underwriting conditions.
(4) Percent total does not add to 44.1% due to rounding.

 Portfolio Analysis

  Through June 30, 1996, the Company recognized income ("earned discount") on each purchased policy by accruing, over the period (the "Accrual Period") between the acquisition date of the policy and the Company's estimated date of collection (as adjusted for historical experience) of the policy's face value, the difference between the face value (net of certain future payments) and the carrying value of the policy (which reflects the purchase price and additional capitalized costs of, and earned discount accrued to date on, such policy). See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Method of Accounting." Because the Company accounted for its operations on an accrual rather than a cash basis, the status of the Company's purchased policies in terms of expected versus actual collection dates affected the Company's cash flows, the composition of the Company's balance sheet and the recognition of income in future periods. When the Company had knowledge of an insured's death, the policy was no longer carried on the balance sheet under "purchased life insurance policies" and amounts expected to be collected were included under "matured policies receivable" until actual collection, at which time actual amounts collected were included under "cash." The remaining unearned discount, if any, to be accrued over the remaining Accrual Period of the policy continued to be reflected under "unearned income." The Company does not consider a policy to be collected until actual receipt of cash.

  In response to the data reported at the AIDS Conference, the Company announced that it was temporarily ceasing processing new applications for policies insuring people afflicted with AIDS and HIV while it further analyzed its strategic options in light of the research results. The Company is continuing to analyze statistical data relating to its own portfolio as well as the effects on its business of the AIDS Conference data and data from subsequently reported scientific studies and cannot predict what impact the foregoing may have on its business, prospects, results of operations or financial position. In connection with its analysis, the Company has thus far decided to sell all or substantially all of its assets and to seek stockholder approval of the Asset Sale. As a result, the Company has reclassified all of its assets (other than the policies held by DPFC) to a "held-for-sale" category. Accordingly, such assets are accounted for on the lower of carrying value or fair value less cost to sell. In connection therewith, the Company established a provision for loss on sale of assets for the quarter ended September 30, 1996. The Company also established a valuation provision for purchased life insurance policies during the quarter ended September 30, 1996 because of the uncertainties created by the data presented at the AIDS Conference and data from subsequently reported scientific studies. In addition, beginning in such quarter the Company began recognizing income upon receipt of proceeds on the policy (either pursuant to a sale or the death of the insured). Such income is equal to the difference between such proceeds (less any back-end sourcing fees) and the carrying value of such policies after giving effect to any provision for loss on the sale of such policies or any valuation provision for purchased life insurance policies. Furthermore, the Company has not determined whether or when it will resume processing applications for policies insuring people afflicted with HIV or AIDS or the implications of these recent developments on the Company's strategic direction. See "The Company--AIDS Conference."

  The two following tables set forth, on a cumulative basis expressed by number and face value, respectively, the collection status of policies as of each indicated date. The following describes the various categories and discusses the information in the tables as of September 30, 1996. As a result of data presented at the AIDS Conference and data from subsequently reported scientific studies and the Company's decision to sell all or substantially all of its assets as a result of such data, the Company is no longer accruing unearned discounts over Accrual Periods for periods beginning on and after July 1, 1996. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Method of Accounting." However, the Company still establishes an estimated date of collection upon the date of acquisition of each policy and uses such date to analyze generally its collection experience and yields.

  . Collected Early. The Company had collected the death benefits on 354 policies (23.4% of the 1,512 policies purchased since inception) prior to the estimated dates of collection.

  . Collected Late. The Company had collected the death benefits on 124 policies (8.2% of policies since inception) after the estimated dates of collection. The Company's actual annualized yields on such policies were less than the original estimated yields as a result of the actual collection dates having occurred after the estimated date of collection.

  . Sold Prior to Collection. The Company had sold 61 policies (4% of policies since inception) prior to collection thereof.

  . Open Past Expected Collection Date. The Company had not collected the death benefits on 166 policies (11% of policies since inception) prior to the estimated dates of collection. The Company's actual annualized yields on such policies will be less than the original estimated yields on these policies to the extent the actual collection dates exceed the estimated date of collection.

  . Open and Not Due for Collection. For the remaining 807 policies (53.4% of policies since inception), the estimated dates of collection had not yet occurred.

                    COLLECTION STATUS BY NUMBER OF POLICIES

                                                CUMULATIVE NUMBER OF POLICIES
                         -------------------------------------------------------------------------------------
                         DECEMBER 31, 1993     DECEMBER 31, 1994     DECEMBER 31, 1995    SEPTEMBER 30, 1996
                         -------------------   -------------------   -------------------  --------------------
                          NUMBER    PERCENT     NUMBER    PERCENT     NUMBER    PERCENT    NUMBER     PERCENT
                         --------  ---------   --------  ---------   --------  ---------  ---------  ---------
Collected Early.........        9         4.6%       95        14.3%      230       21.9%       354        23.4%
Collected Late..........        0         0.0        23         3.5        73        6.9        124         8.2
Sold Prior to
 Collection.............        0         0.0         0         0.0         0        0.0         61         4.0
Open Past Expected
 Collection Date........       15         7.6        28         4.8       123       11.7        166        11.0
Open and Not Due For
 Collection.............      173        87.8       520        78.1       626       59.5        807        53.4
                          -------   ---------   -------   ---------  --------   --------  ---------   ---------
    Total (1)...........      197       100.0%      666       100.0%    1,052      100.0%     1,512       100.0%
                          =======   =========   =======   =========  ========   ========  =========   =========

--------
(1) Percent total may not add to 100.0% due to rounding.

                  COLLECTION STATUS BY FACE VALUE OF POLICIES

                                                  CUMULATIVE NUMBER OF POLICIES
                         --------------------------------------------------------------------------------
                          DECEMBER 31, 1993   DECEMBER 31, 1994   DECEMBER 31, 1995   SEPTEMBER 30, 1996
                         ------------------- ------------------- ------------------- --------------------
                         FACE VALUE  PERCENT FACE VALUE  PERCENT FACE VALUE  PERCENT  FACE VALUE  PERCENT
                         ----------- ------- ----------- ------- ----------- ------- ------------ -------
Collected Early......... $   704,729    4.5% $ 6,504,395   12.8% $15,610,446   19.4% $ 25,303,072   22.4%
Collected Late..........           0    0.0    1,336,000    2.6    5,368,214    6.7     2,570,429    7.6
Sold Prior to
 Collection.............           0    0.0            0    0.0            0    0.0     6,632,392    5.9
Open Past Expected
 Collection Date........     770,000    5.0    2,475,690    4.9   10,916,428   13.5    12,868,830   11.4
Open and Not Due For
 Collection.............  14,015,242   90.5   40,729,079   79.8   48,828,036   60.5    59,342,103   52.6
                         -----------  -----  -----------  -----  -----------  -----  ------------  -----
    Total (1)........... $15,489,971  100.0% $51,045,164  100.0% $80,723,124  100.0% $112,716,826  100.0%
                         ===========  =====  ===========  =====  ===========  =====  ============  =====

--------
(1) Percent total may not add to 100.0% due to rounding.

 Yield Analysis

  Unlike other specialty financial services companies whose performance depends primarily on the ability to collect on a receivables portfolio, the Company's performance depends primarily on the timing of collection on its portfolio. To a great extent, the Company determines its purchase price for policies based on the estimated date of collection. To the extent that the Company collects a policy earlier than expected, the actual annualized yield on such policy will be higher than the original estimated annual yield. Conversely, to the extent that the Company collects on a policy later than expected, the actual annualized yield on such policy will be lower than the original estimated annual yield. The following discussion reflects certain information regarding the collection of policies purchased by the Company through September 30, 1996.

  The Company's average original estimated annual yield on its policies is based on the difference between face value (less any back-end sourcing broker fees) and original cost on a policy and the original estimated date of collection of such policy. The Company's actual yield on any of its policies is determined by the difference between the proceeds of the policy (whether from collection upon death of the insured or upon sale) and original cost on the policy (less any additional capitalized costs on such policy) and the length of time between the acquisition date and actual collection date of such policy. See "The Company--Competition." The following table sets forth, as of December 31, 1995 and September 30, 1996, the actual annualized yield of the Company's policies which were collected early, policies which were collected late and policies sold prior to collection, the average annualized yield on policies open past the expected collection date (assuming the collection date was December 31, 1995 or September 30, 1996, as applicable) and the average estimated annual yield on open policies for which the estimated collection date has not yet occurred. The average estimated annual yields set forth below are forward-looking statements which may vary materially from future actual yields based on, among other things, actual versus assumed (or expected) collection dates, the amount of premiums paid by the Company, and any decision to sell, or cease paying premiums with respect to, a policy.

                                                                   YIELD (1)
                                                                ----------------
                                                                12/31/95 9/30/96
                                                                -------- -------
      Collected Early (2)......................................  47.0%    41.5%
      Collected Late (3).......................................  17.1%    15.8%
      Sold Prior to Collection (4).............................   0.0%     5.0%
      Open Past Expected Collection Date (5)...................  15.0%    12.8%
      Open and Not Due for Collection (6)......................  16.1%    13.8%

--------
(1) In the case of policies contributed to the Company in 1993 by Echelon in exchange for common stock, the yield was calculated from the date of original acquisition from the client.
(2) Represents the actual annualized yield on policies for which the Company has collected the death benefit prior to the estimated collection date, regardless of whether the estimated collection date was prior to or subsequent to December 31, 1995 or September 30, 1996, as applicable.
(3) Represents the actual annualized yield on policies for which the Company has collected the death benefit after the estimated collection date.
(4) Represents the actual average annualized yield on policies sold prior to collection based on the actual sales price per policy.
(5) Represents the average annualized yield on policies for which the estimated collection dates are on or prior to December 31, 1995 or September 30, 1996, as applicable, assuming all such policies were collected on December 31, 1995 or September 30, 1996, as applicable. The Company's actual yield on these policies will be reduced to the extent such policies are collected later than December 31, 1995 or September 30, 1996, as applicable, and as additional capitalized costs, if any, are incurred.
(6) Represents the average estimated annual yield on policies for which the estimated collection dates are after December 31, 1995 or September 30, 1996, as applicable. The actual yield of any policy will differ from the estimated yield for the policy if (i) additional capitalized costs are incurred in connection with the policy, or (ii) the policy is collected earlier or later than expected.

  The Company does not believe that the actual yields on policies collected by the Company through December 31, 1993 and 1994 are meaningful because of the relatively smaller amount of data for such periods.

COMPETITION

  The Company believes potential clients distinguish among viatical settlement companies based on three principal factors: (i) price; (ii) response time; and
(iii) sensitivity and professionalism in dealing with the client, the insured and their friends and relatives. A viatical settlement company typically determines the price that it is willing to pay for a life insurance policy principally based upon its estimate of the life expectancy of the insured and, hence, the present value of such policy discounted at a rate as determined by such life expectancy. Response time is affected by the viatical settlement company's internal ability to meet demand, the cooperation received from the potential client's insurance company and the insured's doctor and, ultimately, the viatical settlement company's access to capital to fund its purchase of a policy.

  The Company believes that approximately 50 to 60 viatical settlement companies currently operate in the United States. See "The Company--Industry Overview." Although lack of traditional funding sources and high financing costs have limited the industry's growth in the past, competition has recently increased. This increased competition has contributed to higher prices and lower original estimated annual yields for policies purchased by the Company in 1995 and thus far in 1996. The original estimated annual yield for policies purchased by the Company during 1995 was 15.4% compared to 18.5% for policies purchased during 1994. The original estimated annual yields for policies purchased by the Company during the first nine months of 1996 was 12.1% compared to 14.9% for policies purchased during the first nine months of 1995. The Company believes it is well-positioned within the viatical settlement industry; however, due to the temporary cessation of processing HIV/AIDS policies there can be no assurance that such position will be maintained. As an early entrant the Company established a nationwide referral network which includes various sourcing brokers, community groups and professionals who are involved in treatment of and services for the terminally ill. The Company also believes it has developed a reputation in the industry for providing viatical settlements in a professional, efficient and responsible manner. In addition, the Company believes its strict underwriting procedures, its pool of experienced Consultants and its proprietary management information system provide it with a competitive advantage. The Company has benefited from an increasing volume of non-broker referrals and from strong relationships with sourcing brokers. While the Company continues to maintain relationships with its sourcing brokers or non-broker referral sources, there can be no assurance that its cessation of processing AIDS applications will not ultimately damage such relationships.

  Most insurance companies also offer some form of accelerated death benefits to holders of their policies with terminal illnesses, but the types of benefits and cost thereof vary substantially among such companies. Accelerated death benefits allow policyholders to access all or a portion of the death benefits of their life insurance policies prior to their death under circumstances defined by the issuing insurance company. According to a study conducted in March 1994 by the American Council of Life Insurance and LIMRA International, at least 215 life insurance companies (issuing approximately 70% of the life insurance in force in the United States) offered some form of accelerated death benefit to their customers at the time of the study. The number of insurance companies offering some form of accelerated death benefit has likely increased since the study was conducted. During the last five years, the number of life insurance companies offering accelerated death benefits has increased substantially, and the number of policyholders covered by some form of accelerated death benefit feature has increased at an even higher rate. In addition, there have been limited instances of insurance companies acquiring viatical settlement operations and providing viatical settlements directly. Despite those offered alternatives, claims experience for accelerated death benefits appears to be limited. The Company believes the limited use of accelerated benefits is a result of the restrictive nature of the benefits offered by insurance companies. For example, over 90% of the products offered by insurance companies responding to the study required the customer to have a life expectancy of 12 months or less and 30% required a life expectancy of six months or less. In addition, many products reported in the study specified a minimum face value for the policy and over 50% of the products specified a maximum benefit ranging from 26% to 50% of the face amount. The Company believes that insurance companies, on an industry-wide basis, have not aggressively participated in the market for viatical settlements or related products or services primarily because of the undeveloped nature of the market and the potential for public relations problems for the insurance industry resulting from insurance companies redeeming policies for less than the death benefit promised to their policyholders. Given the restrictions typically imposed on the availability of accelerated death benefits, viatical settlements have, to date, been an attractive alternative to accelerated death benefits for terminally ill individuals seeking to relieve the economic stress resulting from loss of employment and extraordinary medical expenses and the additional economic burden relating to payments of premiums on policies. Viatical settlements can also offer some people with terminal illnesses the opportunity to pursue lifelong goals while they are still relatively healthy. Although the Company believes that insurance companies may continue to be reluctant to enter the viatical settlement market, insurance companies may reduce their restrictions applicable to accelerated death benefits, may begin to provide viatical settlements directly or through separate viatical settlement companies or may offer other competing products or services on a broader basis. In addition, more insurance companies may engage in the viatical settlement business itself. Given the life insurance industry's financial resources and direct access to policyholders, life insurance companies could become much stronger and more effective competitors to viatical settlement companies in the future.

GOVERNMENT REGULATION

  The Company monitors the progress of new legislation and regulation in each state in which it purchases policies. However, given the emerging nature of viatical settlement regulation, there may be periods in which the Company is not in compliance, or is unable to comply, with the effective provisions of each applicable statute and regulation. The failure to comply with, or adverse changes in laws or regulations applicable to the Company, or the interpretation thereof, or the adoption of additional laws and regulations, could have a material adverse effect on the Company.

  Approximately 14 states, including California, Florida, New York and Texas, have enacted permanent statutes governing viatical settlement companies and brokers, and several other states are considering similar legislation. These statutes typically track the Viatical Settlements Model Act (the "Model Act") and the Viatical Settlement Model Regulations ("Model Regulations") adopted by the National Association of Insurance Commissioners, which are not applicable to any viatical settlement company except to the extent adopted by a particular state. State legislation regulating viatical settlements generally imposes (and the Model Act and Model Regulations contemplate) various licensing, reporting, disclosure and procedural requirements on viatical settlement companies and brokers and authorizes state insurance commissioners to promulgate administrative regulations to implement and enforce such requirements. To date, only a few state insurance commissioners, including the commissioners of Florida, New York and Texas, have adopted regulations. However, a number of state insurance commissioners are in the process of promulgating regulations.

  Under most state regulatory schemes, viatical settlement companies must be licensed by the state insurance commissioner in order to solicit or enter into a viatical settlement contract in that state. Licenses are normally renewable on an annual basis but may be revoked if the licensee fails to comply with the provisions of the statute or regulations. Licensees typically must: file annual operating reports with the commissioner; permit the commissioner to examine their records; disclose alternatives to a viatical settlement to each potential client; obtain representations as to the mental competency of the potential client; deposit the purchase price for a policy into a trust or escrow account in a bank; and allow the client a 15 to 30 day rescission period. The Company either is not required to be licensed, is licensed, or is temporarily permitted to do business without a license, in each state in which it purchases policies. However, the Company may not be able to obtain licenses in every state where licenses are required or to renew or prevent revocation of a previously issued license. The Company will be precluded from doing business in any state in which it is unable to obtain or maintain a required license. The Company believes that it is in material compliance with the applicable reporting, disclosure and procedural requirements in every state in which it currently purchases policies. The Company also believes that its operations comply with the disclosure and procedural requirements (including rescission requirements) of the Model Act and the Model Regulations.

  A limited number of states have also followed the approach of the Model Regulations by enacting statutes, or adopting or proposing regulations, that establish minimum purchase prices to be paid to clients according to the insured's life expectancy. The Company has also been advised informally that the California Insurance Commissioner is contemplating the establishment of comparable minimum purchase prices. The Company's pricing guidelines and practices are in compliance with such minimum pricing regulations. The Florida statute does not currently permit price regulations. Increasingly restrictive price regulations or the adoption of pricing regulations in certain states, including California, Florida, Georgia, New York or Texas, could adversely affect the Company's ability to effect viatical settlements on economic terms acceptable to the Company.

  Every state has statutes that regulate "conducting an insurance business." Although the Company is not aware of any judicial authority interpreting whether the viatical settlement business constitutes "conducting an insurance business," some or all of these statutes may be interpreted in the future to include viatical settlements and to preclude the Company, which is not an insurance company, from operating in those states.

EMPLOYEES

  As of June 30, 1996, the Company employed 25 individuals and as of September 30, 1996, the Company employed 17 individuals (for both dates, including the Executive Officers), two of whom (in addition to the Executive Officers) also perform services on behalf of New Echelon. None of the Company's employees is a member of a labor union. The Company believes that it maintains good relations with its employees.

PROPERTIES

  The Company currently leases approximately 5,900 square feet of office space in San Francisco which it shares with New Echelon LLC. The Company, which is the lessee under the lease, charges New Echelon LLC for 35% of the rent of the entire office space. The lease expires in 1999. The Company also maintains an office in Incline Village, Nevada.

LEGAL PROCEEDINGS

  The Company is not engaged in any legal proceedings which are expected, individually or in the aggregate, to have a material adverse effect on the Company's financial position, liquidity or results of operations.

                   COMMON STOCK MARKET PRICES AND DIVIDENDS

  The Company's Common Stock is listed on The Nasdaq Stock Market's National Market System under the symbol "DPNR." As of the Record Date, there were approximately 17 holders of record of Common Stock, including banks, brokerage firms and other nominees. A substantial portion of the shares of Common Stock sold in the Company's initial public offering are held in book-entry form. The following table sets forth, for the fiscal quarters indicated, the high and low sales prices for the common stock on the National Market System. The Company's initial public offering occurred in February 1996.

      1996                                                        HIGH     LOW
      ----                                                       ------- -------
      First Quarter (beginning February 16, 1996)............... $14 1/2 $11 1/8
      Second Quarter............................................  13 3/4   6 1/2
      Third Quarter.............................................   9       1
      Fourth Quarter through October 31, 1996...................   3 3/8   2 1/8

  The closing price of the Company's Common Stock on July 15 and July 17, 1996 (the days preceding and following the public announcement of the Company's decision to temporarily cease processing new viatical settlement applications) was $7.75 and $1.375, respectively. The closing price of the Company's Common Stock on October 8, 1996 (the trading day next preceding the public announcement by the Company of its intention to request stockholder approval of the Asset Sale) was $3.25. On November 15, 1996, the closing price of the Company's Common Stock was $3.34375.

  The Company has never declared or paid any cash dividends on its capital stock. The Indenture limits the Company's ability to pay dividends by restricting, prior to repayment in full of the Securitized Notes, the Company's access to cash generated through the collection of pledged policies. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Description of the Securitized Notes." The Company currently intends to retain its future earnings, if any, to finance its business and therefore does not anticipate paying cash dividends on the Common Stock for the foreseeable future.

                             FINANCIAL INFORMATION

SELECTED FINANCIAL DATA

  The data presented below should be read in conjunction with the consolidated financial statements and notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere herein. See "Index to Financial Statements."

                                                                   NINE MONTHS
                                                                      ENDED
                                   YEARS ENDED DECEMBER 31,       SEPTEMBER 30,
                                 -------------------------------  -------------
                                  1993(1)     1994       1995         1996
                                 ---------  ---------  ---------  -------------
                                   (DOLLARS IN THOUSANDS, EXCEPT PER SHARE
                                                  AMOUNTS)
STATEMENT OF OPERATIONS DATA:
  Earned discounts on life
   insurance policies (2).......   $   420    $ 4,240    $ 6,933      $ 3,697
  Earned discounts on prior
   maturities and matured
   policies (2).................       --         --         --         1,158
  Total income..................       437      4,443      7,389        5,775
  Interest expense..............        52      1,115      3,352        3,040
  Realized loss on sale of
   assets.......................       --         --         --           300
  Provision for loss on sale of
   assets.......................       --         --         --         3,314
  Valuation provision for
   purchased life insurance
   policies.....................       --         --         --         6,940
  Total expense.................       776      2,279      5,394       15,848
  Income (loss) before income
   taxes and minority interest..      (339)     2,163      1,996      (10,072)
  Income tax benefit (expense)..       229       (137)      (625)         526
  Minority interest of limited
   partners in earnings of
   investment partnership (3)...       236      1,791        568          --
  Net income (loss).............      (347)       235        803       (9,547)
  Net income (loss) per common
   share (4)....................   $(10.15)   $  0.19    $  0.42      $ (2.49)
  Weighted average number of
   common and common equivalent
   shares outstanding (in
   thousands) (4)...............        34      1,211      1,902        3,839
OPERATING DATA:
  Number of policies purchased
   during period................       197        469        386          460
  Number of policies sold during
   period.......................       --         --         --            61
  Number of policies
   outstanding, end of period
   (5)..........................       188        548        749          973
  Aggregate purchase price of
   policies purchased during
   period (6)...................   $ 9,476    $25,449    $21,757      $23,297
  Aggregate face value of
   policies purchased during
   period.......................   $15,490    $35,555    $29,688      $31,928
  Aggregate face value of
   policies sold during period..       --         --         --         6,632
  Aggregate face value of
   portfolio of policies, end of
   period (5)...................   $14,785    $43,205    $59,744      $72,211
  Weighted average expected
   collection period for
   policies purchased during
   period (7)(9)................ 20.6 mos.  23.4 mos.  26.2 mos.    36.4 mos.
  Weighted average remaining
   expected collection period
   (8)(9)....................... 16.7 mos.  15.8 mos.  14.0 mos.   18.25 mos.
BALANCE SHEET DATA (at period
 end):
  Assets held for sale..........   $   --     $   --     $   --       $11,888
  Purchased life insurance
   policies, net of reserve.....    11,446     32,916     48,938       35,561
  Total assets..................    13,967     35,433     58,226       63,650
  Long-term notes payable.......       --         --      39,105       42,396
  Other long term debt..........       --      18,447      1,444          --
  Total liabilities.............       594     22,176     46,680       43,057
  Minority interest of limited
   partners in investment
   partnership (3)..............    10,035      9,195      6,680          --
  Total stockholders' equity....     3,339      4,062      4,866       20,593
  Book value per share of common
   stock (10)...................   $  4.34    $  2.14    $  2.55      $  4.80

-------
 (1) The Company commenced operations on January 2, 1993 and commenced purchasing life insurance policies on April 4, 1993.

 (2) During the third quarter of 1996, the Company reclassified all of its assets (other than the policies held by DPFC) to a "held-for-sale" category. The Company also established a valuation provision for purchased life insurance policies (i.e., DPFC policies) during the quarter ended September 30, 1996 because of the uncertainties created by the data presented at the AIDS Conference and subsequently reported data. Income on all policies will be recognized as earned discounts on matured policies upon receipt of proceeds on policies (either pursuant to a sale or the death of the insured). See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Method of Accounting."
 (3) The minority interest represents the interest of the limited partners of Dignity Viatical in the net assets and income of Dignity Viatical. Dignity Viatical purchased 169 policies with an aggregate face value of $13.9 million, primarily between August 1993 and January 1994. On June 25, 1996 the Company purchased the limited partnership interests of the limited partners in Dignity Viatical for approximately $5.2 million. This purchase resulted in a total reduction of minority interest on the balance sheet at June 30, 1996, and the recording of $736,000 in additional unearned discounts as described in Note 3 to the Condensed Notes to Consolidated Financial Statements. This purchase had no impact on the income statement for the third quarter of 1996. The assets, liabilities and operations of Dignity Viatical were consolidated with those of the Company for accounting purposes; accordingly, the Company's "earned discounts on life insurance policies" for each period, other than the nine months ended September 30, 1996, includes the earned discount which is accrued during such period in respect of all policies purchased by Dignity Viatical. See "The Company--Dignity Viatical and Dignified One," "Management's Discussion and Analysis of Financial Condition and Results of Operation" and Note 3 of Condensed Notes to Consolidated Financial Statements.
 (4) Reflects the Reorganization, the Reverse Stock Split and the conversion of shares of Convertible Preferred Stock outstanding during the periods presented into shares of Common Stock as if such transactions had occurred during the periods presented. See Notes 10 and 12a of Notes to Consolidated Financial Statements and Note 2 of Condensed Notes to Consolidated Financial Statements.
 (5) Reflects "assets held for sale," "purchased life insurance policies" and "matured policies receivable."
 (6) Consists of the purchase price and additional costs capitalized through the end of the period. The aggregate purchase prices shown in the respective periods do not necessarily represent the cash actually paid for the policies in such periods as reflected in the Company's consolidated statements of cash flows. The purchase prices include amounts paid or payable in a subsequent period for the face values acquired in the periods shown. In addition, the aggregate purchase price for 1993 includes the purchase price of policies contributed to the Company by Echelon in exchange for common stock.
 (7) Represents the average expected collection period weighted by the face value of each policy purchased during the period.
 (8) Represents the average remaining expected collection period weighted by the face value of each policy for "assets held for sale," "purchased life insurance policies" and "matured policies receivable" at the end of the period.
 (9) Beginning in the third quarter of 1996, the Company no longer calculated weighted average accrual periods because the Company began recognizing earned discounts only upon the collection of proceeds (either pursuant to a sale or the death of the insured) from insurance policies. See "Management's Discussion and Analysis of Financial Condition and Results of Operations Method of Accounting."
(10) Book value represents the amount of total tangible assets less total liabilities of the Company less minority interest of limited partners in investment partnership divided by the number of shares outstanding at the end of the period (giving effect to the Reorganization, the Reverse Stock Split and the conversion of shares of Convertible Preferred Stock).

PRO FORMA FINANCIAL INFORMATION

  The following unaudited pro forma condensed financial information sets forth the pro forma effects of the following transactions: the August 1996 sale of policies previously held by Dignity Viatical (the "DVSP Sale"); the proposed sale of policies covered by the Sale Agreement; and the proposed sale of all remaining assets of the Company pursuant to the Asset Sale (the "Remaining Asset Sale"). The unaudited pro forma condensed balance sheet reflects the effects of each such transaction (other than the DVSP Sale) as if it had occurred on September 30, 1996. The unaudited pro forma condensed statements of operations for the nine months ended September 30, 1996 and for the year ended December 31, 1995 reflect the effects of each such transaction as if it had occurred on January 1, 1996 and 1995, respectively. The pro forma financial information is not necessarily indicative of actual results that would have been achieved if these transactions had actually been completed as of the dates indicated or which may be realized in the future.

  The pro forma financial information for the Asset Sale is based on management's estimates regarding the market value of the Company's assets. Management's estimates are based upon its evaluation of the current market for the purchase and sale of policies of the type comprising the Company's portfolio, the results of its negotiations for the sale of portions of the portfolio (including the terms of the Sale Agreement and the terms of a sale to an unaffiliated purchaser of 61 policies for 81% of the face value thereof pursuant to the DVSP Sale) and its ongoing sale discussions with unaffiliated third parties for other portions of the portfolio. There can be no assurance that the Company will be able to sell any assets or, in the event of a sale, that any asset can be sold for an amount equal to or in excess of management's current estimated market value. Furthermore, there can be no assurance that the Asset Sale will be effected on terms consistent with the underlying assumptions made in connection with the preparation of the pro forma information, that the sale of policies pursuant to the Sale Agreement will be consummated on terms set forth in the Sale Agreement or that the Company will be able to consummate the Remaining Asset Sale. The actual results of the Asset Sale, even if consummated, may differ materially from the assumptions underlying the pro forma information. See "The Asset Sale--Terms of the Sale Agreement" and "--Negotiations between the Company and the Purchaser." The unaudited pro forma financial information should be read in conjunction with the Company's historical financial statements and notes thereto appearing elsewhere in this Proxy Statement. See "Index to Financial Statements."

           UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                           AS OF SEPTEMBER 30, 1996

                                           POLICIES
                                          COVERED BY    REMAINING
          ASSETS             ACTUAL     SALE AGREEMENT ASSET SALE   PRO FORMA
          ------           -----------  -------------- -----------  ----------
Cash and cash equivalents
 (1)...................... $ 5,902,318     7,701,343     2,516,940  16,120,601
Restricted cash (2).......   4,760,644           --     (4,633,513)    127,131
Marketable securities.....   2,090,871           --            --    2,090,871
Other receivable..........   1,097,519           --            --    1,097,519
Matured policies
 receivable...............   1,468,947           --            --    1,468,947
Assets held for sale (3)..  11,887,598    (7,701,343)   (4,186,255)          0
Purchased life insurance
 policies, net of reserve
 (3)......................  35,561,473           --    (35,561,473)          0
Deferred financing costs,
 net of accumulated
 amortization (4).........     740,189           --       (740,189)          0
Other assets..............     140,284           --            --      140,284
                           -----------    ----------   -----------  ----------
    Total assets.......... $63,649,843             0   (42,604,490) 21,045,353
                           ===========    ==========   ===========  ==========
     LIABILITIES AND
   STOCKHOLDERS' EQUITY
   --------------------
Accrued expenses (4)...... $   208,271           --       (208,271)          0
Accounts payable..........     242,577           --            --      242,577
Accrued compensation
 payable..................     164,200           --            --      164,200
Payable for policies
 purchased................      39,774           --            --       39,774
Long term notes payable
 (4)......................  42,396,219           --    (42,396,219)          0
Deferred income taxes.....       6,000           --            --        6,000
                           -----------    ----------   -----------  ----------
    Total liabilities.....  43,057,041             0   (42,604,490)    452,551
Stockholders' equity:
Common stock..............      42,918           --            --       42,918
Additional paid-in-
 capital..................  29,404,550           --            --   29,404,550
Retained deficit..........  (8,854,666)          --            --   (8,854,666)
                           -----------    ----------   -----------  ----------
Total stockholders'
 equity...................  20,592,802             0             0  20,592,802
                           -----------    ----------   -----------  ----------
Total liabilities and
 stockholders' equity..... $63,649,843             0   (42,604,490) 21,045,353
                           ===========    ==========   ===========  ==========
Book value per share of
 Common Stock............. $      4.80                              $     4.80
                           ===========                              ==========

--------
(1) Cash and cash equivalents have been increased in an amount equal to the estimated proceeds from sales of assets, after giving effect to the payment of all outstanding debt related to such assets, and all restricted cash accounts resulting from debt agreements. See footnote 2.
(2) Assuming the extinguishment of all debt, all related restrictions on cash would be eliminated. Accordingly, all restricted cash accounts resulting from debt agreements have been reclassified as cash and cash equivalents. The only restricted cash account remaining relates to proceeds on a disputed policy pending a court appeal.
(3) All carrying costs relating to the purchase of policies (purchase price, capitalized medical review costs, sourcing broker fees, earned discounts and premiums) have been eliminated.
(4) All debt, deferred financing costs and accrued expenses (the only component of which is accrued interest) have been eliminated.

      UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                 FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996

                                                    POLICIES
                                                   COVERED BY
                                                      SALE      REMAINING
                            ACTUAL     DVSP SALE   AGREEMENT   ASSET SALE    PRO FORMA
                          -----------  ----------  ----------  -----------  -----------
Income:
  Earned discounts on
   life insurance
   policies (5).........  $ 3,697,032     (80,037)   (165,228)  (2,490,752)     961,015
  Earned discounts on
   prior maturities.....      802,471         --          --           --       802,471
  Earned discounts on
   matured policies.....      355,519         --          --           --       355,519
  Interest income.......      638,583         --          --           --       638,583
  Other.................      281,728         --          --           --       281,728
                          -----------  ----------  ----------  -----------  -----------
    Total income........    5,775,333     (80,037)   (165,228)  (2,490,752)   3,039,316
Expenses:
  Interest expense (6)..    3,040,424         --     (189,832)  (2,850,592)           0
  Compensation and
   benefits (7).........      943,629         --          --           --       943,629
  Other general and
   administrative
   expenses (7).........      898,037         --          --           --       898,037
  Amortization (8)......      391,352         --          --      (391,352)           0
  Depreciation (8)......       19,967         --          --       (19,967)           0
  Realized loss on sale
   of assets............      299,718         --          --           --       299,718
  Provision for loss on
   sale of assets.......    3,314,498         --          --           --     3,314,498
  Valuation provision
   for purchased life
   insurance policies...    6,940,189         --          --           --     6,940,189
                          -----------  ----------  ----------  -----------  -----------
    Total expenses......   15,847,814           0    (189,832)  (3,261,911)  12,396,071
    Income (loss) before
     income taxes and
     minority interest..  (10,072,481)    (80,037)     24,604      771,159   (9,356,755)
Income tax benefit......      525,711         --          --           --       525,711
                          -----------  ----------  ----------  -----------  -----------
    Net income (loss)...  $(9,546,770) $  (80,037) $   24,604  $   771,159  $(8,831,044)
                          ===========  ==========  ==========  ===========  ===========
Net income (loss) per
 share..................  $     (2.49) $    (0.02) $     0.01  $      0.20  $     (2.30)
Average number of shares
 outstanding............    3,838,548   3,838,548   3,838,548    3,838,548    3,838,548

--------
(5) Earned discounts have been reduced to eliminate income related to policies which are assumed to be sold. The remaining earned discounts shown in the column entitled Pro Forma reflect the earned discounts on policies that matured through September 30, 1996.
(6) Interest expense has been eliminated assuming the payment of all debt with the application of sale proceeds at January 1, 1996.
(7) Does not reflect reduced overhead expenses (compensation and benefits and other general and administrative expenses resulting from lower medical, mail, delivery, advertising and telephone costs) that would result from a sale of all assets.
(8) Unamortized costs and depreciation have been eliminated to reflect the sale of all assets at January 1, 1996.

      UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                         YEAR ENDED DECEMBER 31, 1995

                                                    POLICIES
                                                   COVERED BY    REMAINING
                            ACTUAL    DVSP SALE  SALE AGREEMENT ASSET SALE    PRO FORMA
                          ----------  ---------  -------------- -----------  -----------
Income:
  Earned discounts on
   life insurance
   policies (9).........  $6,933,318   (590,198)      (23,831)   (2,933,506)   3,385,783
  Interest income.......     266,979        --            --            --       266,979
  Other.................     189,079        --            --            --       189,079
                          ----------  ---------   -----------   -----------  -----------
    Total income........   7,389,376   (590,198)      (23,831)   (2,933,506)   3,841,841
Expenses:
  Interest expense (10).   3,352,178        --        (11,305)   (3,340,873)           0
  Compensation and
   benefits (11)........     843,646        --            --            --       843,646
  Other general and
   administrative
   expenses (11)........     880,195        --            --            --       880,195
  Amortization (12).....     273,543        --            --       (273,543)           0
  Depreciation (12).....      34,653        --            --        (34,653)           0
  Consulting fees.......       9,621        --            --            --         9,621
  Realized loss on sale
   of assets............         --     299,718           --            --       299,718
  Provision for loss on
   sale of assets (13)..         --         --      1,792,443     1,522,055    3,314,498
  Valuation provision
   for purchased life
   insurance policies
   (14).................         --         --            --      6,940,189    6,940,189
                          ----------  ---------   -----------   -----------  -----------
    Total expenses......   5,393,836    299,718     1,781,138     4,813,175   12,287,867
    Income (loss) before
     income taxes and
     minority interest..   1,995,540   (889,916)   (1,804,969)   (7,746,681)  (8,446,026)
Income tax benefit
 (expense)..............    (624,510)       --            --        618,510       (6,000)
Minority interest of
 limited partners in
 earnings of investment
 partnership (15).......    (567,831)   567,831           --            --             0
                          ----------  ---------   -----------   -----------  -----------
    Net income (loss)...  $  803,199  $(322,085)  $(1,804,969)  $(7,128,171) $(8,452,026)
                          ==========  =========   ===========   ===========  ===========
Net income (loss) per
 share..................  $     0.42  $   (0.17)  $     (0.95)  $     (3.74) $     (4.43)
Average number of shares
 outstanding............   1,907,379  1,907,379     1,907,379     1,907,379    1,907,379

--------
 (9) During the third quarter of 1996, the Company reclassified all of its assets (other than the policies held by DPFC) to a "held-for-sale" category. The Company also established a valuation provision for purchased life insurance policies (i.e., DPFC policies) during the quarter ended September 30, 1996 because of the uncertainties created by the data presented at the AIDS Conference and subsequently reported data. Income on all policies will be recognized as earned discounts on matured policies upon receipt of proceeds on policies (either pursuant to a sale or the death of the insured). See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Method of Accounting."
(10) Interest expense has been eliminated assuming the payment of all debt with the application of sale proceeds at January 1, 1996.
(11) Does not reflect reduced overhead expenses (compensation and benefits and other general and administrative expenses resulting from lower medical, mail, delivery, advertising and telephone costs) that would result from a sale of all assets.
(12) Unamortized costs and depreciation have been eliminated to reflect the sale of all assets at January 1, 1996.
(13) The calculation of provision for loss on sale of assets was calculated based on management's estimate of proceeds from the sale of policies and equals the difference between carrying value and those estimates. The net death valuation is based on the life expectancies of these policies in relation to prices obtained by the Company in connection with other sales. For purposes of calculating such loss provisions, furniture and equipment have been valued on the assumption that miscellaneous office equipment has no sales value.
(14) A pre-tax provision has been recorded to reflect estimated impaired value of purchased life insurance policies (i.e. DPFC policies). The estimated valuation provision for purchased life insurance policies provides for the possible write-off of deferred financing costs and the expected unrealized value associated with purchased life insurance policies.
(15) Minority interest has been eliminated to reflect a reversal of the allocation of income to minority interest.

ACCOUNTANTS

  The consolidated financial statements of the Company as of December 31, 1994 and 1995, and for the period January 2, 1993 (date of inception) to December 31, 1993 and the years ended December 31, 1994 and 1995 have been included herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. Representatives of KPMG Peat Marwick LLP are expected to be present at the Meeting to respond to appropriate questions and to make such statements as they desire.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

  The following is a discussion and analysis of the consolidated financial condition and results of operations for the Company for the nine months ended September 30, 1996 and 1995 and the years ended December 31, 1995, 1994 and 1993, and of certain factors that may affect the Company's prospective financial condition and results of operations. The following should be read in conjunction with the consolidated financial statements and related notes appearing elsewhere herein.

OVERVIEW

  The Company is a specialty financial services company that provides viatical settlements for terminally ill persons. A viatical settlement is the payment of cash in return for an ownership interest in, and the right to receive the death benefit from, a life insurance policy. Dignity Partners was formed in September 1992 as a wholly-owned subsidiary of Echelon, commenced operations on January 2, 1993 and commenced purchasing life insurance policies in April 1993. Effective September 30, 1995, Echelon was merged with and into Dignity Partners as part of the Reorganization. See "The Company--The Reorganization and Reserve Stock Split." The Merger had no material impact on the Company's financial condition or results of operations except for the effect on per share calculations. See Note 10 of Notes to Consolidated Financial Statements.

RECENT DEVELOPMENTS

  On July 16, 1996 the Company announced that, in light of the data regarding new treatments involving combinations of various drugs presented at the AIDS Conference, the Company was temporarily ceasing processing new applications for policies insuring individuals afflicted with AIDS and HIV while it further analyzed the effects of such research results on its business and its strategic options in light of the research results. The Company has retained Jefferies & Co. to assist in such evaluation. The Company continues to analyze the effect of the research results and data from subsequently reported scientific studies on its business and, in particular, purchases by the Company of policies, levels of expenses, the timing of collections on policies, the estimated collection date of policies and its method of income recognition. In connection with its analysis, the Company has thus far decided to sell all or substantially all of its assets and to seek stockholder approval of the Asset Sale. As a result of such decision, the Company has reclassified all of its assets (other than the policies held by DPFC) to a "held-for-sale" category. Accordingly, such assets are accounted for on the lower of carrying value or fair value less cost to sell. The Company cannot predict what further impact the foregoing may have on its business, prospects, results of operations or financial position. Furthermore, the Company has not determined whether or when it will resume processing applications for policies insuring people afflicted with HIV or AIDS or the implications of these recent developments on the Company's strategic direction.

SHARE REPURCHASE PROGRAM

  The Board of Directors of the Company has approved a share repurchase program pursuant to which the Company is authorized to purchase from time to time up to 1 million shares of Common Stock at prevailing market prices. The Company had not repurchased any shares of Common Stock as of November 15, 1996.

METHOD OF ACCOUNTING

  Through June 30, 1996, the Company recognized income ("earned discount") on each purchased policy by accruing, over the period between the acquisition date of the policy and the Company's estimated date of collection of the policy's face value (the "Accrual Period"), the difference (the "unearned discount") between (a) the face value of the policy less the amount of fees, if any, payable to a referral source upon collection of the face value, and
(b) the carrying value of the policy. Through June 30, 1996, the carrying value for each policy was reflected on the Company's consolidated balance sheet under "purchased life insurance policies" and consisted of the purchase price, other capitalized costs and the earned discount on the policy accrued to the balance sheet date. The Company capitalized as incurred the following costs of a purchased policy: (i) the purchase price paid for the policy, (ii) policy premiums, if any, paid by the Company, (iii) amounts, if any, paid to referral sources upon acquisition of the policy and (iv) amounts paid to Company-retained Consultants who estimated the insured's life expectancy. The carrying value of a policy changed over time, and was adjusted quarterly to reflect earned discounts accrued on the policy, amounts paid for any additional future increases in coverage, any additional premium payments and any premium refunds if the policy becomes covered by premium waiver provisions. The length of the Accrual Period was determined by the Company based upon its estimate of the date on which it would collect the face value of the policy. Such estimate was based upon the Company's estimate of the life expectancy of the insured, after review of the medical records of the insured by one or more Consultants, and was also adjusted to reflect the historical accuracy of the life expectancies estimated by the Company's Consultants and the typical period between the date of an insured's death and the date on which the Company collects the face value of the policy.

  The unearned discount was accrued over the Accrual Period using the "level yield" interest method. Under the "level yield" method, the yield is constant such that when the yield is applied to the carrying value of the policy on a compounded basis over the course of the Accrual Period, the unearned discount will be fully accrued as earned discount by the end of the Accrual Period. Such yield may differ from the actual yield on a policy depending on whether the policy is collected earlier or later than expected. See "The Company-- Policy and Portfolio Information--Yield Analysis."

  As a result of the Company's decision to sell all or substantially all of its assets and to seek stockholder approval of the Asset Sale, the Company has reclassified all of its assets (other than the policies held by DPFC) to a "held-for-sale" category. Accordingly, such assets are accounted for on the lower of carrying value or fair value less cost to sell. In connection therewith, the Company established a $3.3 million provision for loss on sale of assets during the quarter ended September 30, 1996. The Company also established a $6.9 million valuation provision for purchased life insurance policies (i.e., DPFC policies) during the quarter ended September 30, 1996 because of the uncertainties created by the data presented at the AIDS Conference and subsequently reported data. In addition, beginning in such quarter, the Company began generally recognizing income upon receipt of proceeds on policies (either pursuant to a sale or the death of the insured). Such income is equal to the difference between such proceeds (less any back-end sourcing fees) and the carrying value of such policies after giving effect to any provision for loss on the sale of such policies or any valuation provision for purchased life insurance policies. The calculation of provision for loss on sale of assets for life insurance policies was calculated based on the life expectancies of the policies in relation to prices obtained by the Company in connection with other sales.

METHOD OF CONSOLIDATION

  The Company's financial statements consolidate the assets, liabilities and operations of DPFC, the Company's wholly-owned subsidiary through which the Company issued the Securitized Notes. See Note 7 of Condensed Notes to Consolidated Financial Statements. In addition, because Dignity Partners controlled Dignity Viatical, the assets, liabilities and operations of Dignity Viatical are consolidated with those of the Company in the consolidated financial statements. DPFC has purchased 902 policies with an aggregate face value of $67.1 million and will not purchase any more policies. Through June 30, 1996, Dignity Viatical had purchased 169 policies with an aggregate face value of $13.9 million. The minority interest of limited partners in investment partnership reflected in the Company's consolidated financial statements represents the limited partners' interests in the net assets and income of Dignity Viatical. On June 25, 1996, the Company purchased the limited partnership interests in Dignity Viatical and became the sole owner of all the partnership interests therein. On August 2, 1996, the Company entered into an agreement to sell to an unaffiliated third party virtually all of the policies owned by Dignity Viatical. See "The Company--Dignity Viatical and Dignified One."

THREE AND NINE MONTHS ENDED SEPTEMBER 30, 1996 COMPARED TO THREE AND NINE MONTHS ENDED SEPTEMBER 30, 1995

  Earned Discounts. During the third quarter of 1996, the Company reclassified all of its assets (other than the policies held by DPFC) to a "held for sale" category. The Company also established a valuation provision for purchased life insurance policies (i.e., DPFC policies) during the quarter ended September 30, 1996 because of the uncertainties created by the data presented at the AIDS Conference and subsequently reported data. As a result, the Company began recognizing income only upon receipt of proceeds on policies (either pursuant to a sale or the death of the insured). Consequently, the Company did not recognize any earned discounts on life insurance policies during the third quarter, but instead recognized $356,000 of earned discounts on matured policies for such quarter. Such income is equal to the difference between the proceeds the Company received on the policies (less any back end sourcing fees) and the carrying value of such policies after giving effect to any provision for loss on the sale of such policies and any valuation provision for purchased life insurance policies. See Notes 4 and 5 to the Condensed Notes to Consolidated Financial Statements. In addition, in connection with the decision to sell all or substantially all of the Company's assets, the Company recognized $802,000 of earned discounts on prior maturities. Such earned discounts were carried on the balance sheet at June 30, 1996 as unearned income which related to policies for which the Company had collected the proceeds prior to the expected collection date. The Company will not have any earned discounts on prior maturities in any other period.

  Interest Income. Interest income increased dramatically (226%) for the first nine months of 1996 as a result of the investment of the initial public offering proceeds in short term securities and marketable securities. Interest income has decreased since the beginning of 1996 as such funds were used to purchase life insurance policies and for other working capital purposes. See
Note 2 of Condensed Notes to Consolidated Financial Statements.

  Other Income. Components of other income include collections on policies of dividends, interest, paid-up cash values, increases in face value of matured policies and reimbursements of premiums on matured policies. Other income increased during the first nine months of 1996 due to collections on a larger portfolio and a $80,000 aggregate increase in face value on two policies.

  Interest Expense. Interest expense in the first nine months of 1996 increased 27.5% relative to the first nine months of 1995 as a result of the higher level of portfolio purchases and the increase in borrowings used to fund those purchases. Average borrowings under the Securitized Notes were $43.0 million in the first nine months of 1996 compared to $23.3 million in the first nine months of 1995. The interest rate on the Securitized Notes decreased to 9.2% in the first nine months of 1996 from 9.5% in the first nine months of 1995. Borrowings under the Company's former $20 million senior secured revolving credit facility (the "TransAmerica Facility") bore a dollar weighted interest rate of 10.9% and 12.1% in the first nine months of 1996 and 1995, respectively. Average borrowings were $1.1 million in the first nine months of 1996 compared to $5.1 million in the first half of 1995. See Notes 7 and 8 to Condensed Notes to Consolidated Financial Statements herein, and "Liquidity and Capital Resources" and "Description of the Securitized Notes" below for further information regarding the Securitized Notes and the TransAmerica Facility.

  Compensation and Benefits. Compensation and benefits increased 73.2% in the first nine months of 1996 compared to the first nine months of 1995 due to the hiring of additional personnel to handle the administrative tasks relating to the Company's increased portfolio and non-broker referral business and to support the Company's related growth in the latter period. Subsequent to the AIDS Conference and the cessation of new application processing, the number of employees has been reduced from 27 (on July 16, 1996) to 17.

  Other General and Administrative Expenses. Other general and administrative expenses increased 9.0% in the third quarter of 1996 over the third quarter of 1995, but decreased 48.2% over the second quarter of 1996.

This decrease is directly related to the cessation in processing of new applications on HIV and AIDS policies. Other general and administrative expenses increased 73.0% in the first nine months of 1996 over the first nine months of 1995 primarily as a result of an increase in the number of medical reviews for policies being analyzed for potential purchase early in 1996. Additionally, because the Company temporarily ceased processing applications for policies insuring individuals with AIDS and HIV, approximately $80,000 and $30,000 of medical review costs associated with such policies in the underwriting process were expensed in the second and third quarter of 1996, respectively. The first nine months of 1996 also includes a $200,000 aggregate increase in expenses for legal, accounting, insurance, director fees and advertising, in part as a result of the Company's status as a public company.

  Amortization. Because the TransAmerica Facility was terminated in August 1996, the Company incurred a charge in the third quarter of 1996 of $130,000 as a result of the Company's writing off the unamortized financing charges related to the TransAmerica Facility.

  Income Tax Expense. Income tax expense decreased in the first nine months of 1996 over the comparable period in 1995. This was a result of the estimated loss provision recorded in the third quarter of 1996. The Company assumes there is no future income tax benefit related to any loss carryforward.

  Minority Interest of Limited Partners in Earnings of Investment Partnership. All earned discounts attributable to the limited partners of Dignity Viatical had been fully accrued by December 31, 1995 and, therefore, minority interest of limited partners in earnings of investment partnership was zero for the first nine months of 1996 compared to $705,000 for the first nine months of 1995. In February 1996, the Company entered into an agreement with the limited partners of Dignity Viatical to use best efforts to sell on terms reasonably acceptable to the limited partners, the policies owned by Dignity Viatical. Requests for closed bids were sent out in late March 1996 to Dignity Partners and two other prospective buyers. Dignity Partners was the successful bidder purchasing, effective June 25, 1996, the limited partnership interests of the limited partners for approximately $5.2 million.

YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994

  Earned Discounts on Life Insurance Policies. The Company purchased 386 policies with an aggregate face value of $29.7 million during the year ended December 31, 1995 compared to the purchase of 469 policies with an aggregate face value of $35.5 million during 1994. The purchase of policies during 1995 was adversely impacted by capital constraints (particularly in the latter half of 1995 as compared to the latter half of 1994) and rising purchase prices as a result of increased competition during 1995. Earned discounts on life insurance policies increased 63.5% from $4.2 million during 1994 to $6.9 million in 1995, primarily as a result of the Company recognizing income over the 1995 period on a larger portfolio of policies. The Company began 1995 with purchased life insurance policies of $32.9 million, which was 188% larger than that at the beginning of 1994. To a lesser extent, the increase in earned discounts reflected a decrease in the weighted average remaining Accrual Period of the portfolio of purchased life insurance policies to 15.8 months at the beginning of 1995 from 16.7 months at the beginning of 1994; accordingly, the earned discount was accrued at a faster rate in 1995 than that in 1994. Competition has also resulted in increased purchase prices, thereby reducing the earned discount in 1995 relative to the earned discount in 1994 on policies with comparable Accrual Periods.

  Interest Expense. Interest expense increased from $1.1 million for 1994 to $3.4 million for 1995. This increase was primarily attributable to increased debt obtained through advances of Securitized Note proceeds during 1995 which were used to fund policy purchases. In addition, interest rates were generally higher in 1995, though this factor was offset somewhat by the issuance in February 1995 of the Securitized Notes, which bear interest at a fixed rate (9.5% until, and 9.2% after, September 30, 1995) compared to a floating interest rate ranging from 8.8% to 13.8% applicable to borrowings under the TransAmerica Facility during 1994. Interest expense increased at a faster rate than the increase in the aggregate cost of policies purchased through December 31, 1995 due to the increased leverage in 1995.

  Compensation and Benefits. Compensation and benefits increased from $619,000 for 1994 to $844,000 for 1995. This 36.2% increase was due to the hiring of additional personnel during 1995 to handle the administrative tasks relating to the Company's increased portfolio and non-broker referral business. The Company hired a few additional administrative personnel in 1996 to accommodate increased purchasing activity.

  Other General and Administrative Expenses. Other general and administrative expenses for 1994 were $302,000, compared to $880,000 for 1995. To the extent the Company reviews a policy which it does not purchase, costs associated with the review of the policy, such as fees paid to Consultants, are not capitalized, but are expensed as other general and administrative expenses. During 1995, the Company purchased a lower percentage of policies reviewed due to competition and to a smaller percentage of reviewed policies meeting the Company's underwriting standards. As a result, other general and administrative expenses increased disproportionately to the growth in the Company's portfolio. In addition, during 1995, the Company purchased more policies originated through non-broker sources. Under these circumstances, certain costs traditionally borne by the Company's sourcing brokers, such as the costs of obtaining medical records and insurance information, are incurred by the Company. These additional costs are not capitalized even if the policy is purchased and are expensed as other general and administrative expenses. Finally, in 1995 the Company reserved approximately $125,000 and incurred an additional $135,000 more (approximately) in legal fees in connection with two Dignity Viatical collection disputes (one of which is pending and one of which is on appeal) compared to 1994.

  Income Taxes. Income tax expense increased from $137,000 for 1994 to $625,000 for 1995. The increase is primarily the result of the Company's increased profitability in 1995.

  Minority Interest of Limited Partners in Earnings of Investment Partnership. The minority interest of limited partners in earnings of investment partnership (which is derived primarily from earned discounts on policies acquired by Dignity Viatical) decreased from $1.8 million for 1994 to $568,000 for 1995. The decrease was due to the timing of the acquisition of policies by Dignity Viatical and the Accrual Periods applicable to those policies (and hence the recognition of earned discounts on those policies). The decrease also resulted from incurrence by the Company of legal expenses described above under "--Other General and Administrative Expenses." There will not be any "minority interest of limited partners in earnings of investment partnership" for any period beginning after December 31, 1995.

YEAR ENDED DECEMBER 31, 1994 COMPARED TO YEAR ENDED DECEMBER 31, 1993

  The results of operations and statement of financial position as of and for the year ended December 31, 1993 are not comparable to those as of and for the year ended December 31, 1994. The Company did not purchase any life insurance policies until April 4, 1993. In addition, prior to January 1, 1994, the Company had one full-time and three part-time employees other than the Executive Officers and purchased substantially fewer policies.

  Earned Discounts on Life Insurance Policies. Earned discounts on life insurance policies increased from $420,000 for 1993 to $4.2 million for 1994, due to the increase in policies purchased from 197 policies with an aggregate face value of $15.5 million in 1993 to 469 policies with an aggregate face value of $35.5 million in 1994.

  Interest Expense. Interest expense increased from $52,000 in 1993 to $1.1 million in 1994 as a result of borrowings under the TransAmerica Facility which was entered into in December 1993. Prior to December 31, 1993, the Company had no long-term debt. During 1994 the average monthly outstanding debt under the TransAmerica Facility was $9.8 million.

  Compensation and Benefits. Compensation and benefits increased from $338,000 in 1993 to $619,000 in 1994, representing an 83.2% increase. This increase, which was significantly less than the 138% increase in the number of policies purchased, was attributable to the hiring of additional personnel during 1994 to service a higher level of business activity.

  Other General and Administrative Expenses. Other general and administrative expenses for 1993 were $126,000, compared to $302,000 for 1994, an increase of 140%. This increase was consistent with the 138% increase in the number of policies the Company purchased during 1994 compared to 1993.

  Income Taxes. The provision for income taxes represented a benefit of $229,000 in 1993 compared to an expense of $137,000 in 1994. This increase was due to the Company's achieving profitability in 1994.

  Minority Interest of Limited Partners in Earnings of Investment Partnership. The minority interest of limited partners in earnings of investment partnership increased from $236,000 in 1993 to $1.8 million in 1994. This increase was due to the timing of (i) the formation of Dignity Viatical in August 1993, (ii) the acquisition of policies by Dignity Viatical and (iii) the Accrual Periods applicable to those policies (and hence the recognition of earned discounts on those policies).

LIQUIDITY AND CAPITAL RESOURCES

  The Company's primary need for capital has been the funding of policy purchases. The purchase of life insurance policies requires significant capital resources and assuming a resumption of policy purchases, the Company's future operating results will be directly related to the availability and cost of its capital funds. Prior to its initial public offering, the amount of policies that the Company was able to purchase, and the timing of such purchases, was determined primarily by the availability and cost of external financing. The major source of funding since the initial public offering has been the net proceeds of the initial public offering. The Company does not currently have an external funding source. The TransAmerica Facility was terminated in the third quarter of 1996. The Securitized Notes no longer provide funds with which to purchase policies. At October 31, 1996, the Company had $8.2 million in short term assets (excluding assets of DPFC), of which $3.0 million was used in early November to purchase the equity investment in AIC. The $8.2 million included $7.8 million in cash and cash equivalents and $400,000 of receivables. The Company is analyzing its current and future needs for additional financing and has been in discussions with several lending institutions and investment banks. There can be no assurance that the Company will be successful in obtaining additional financing on satisfactory terms assuming it determines it needs additional funds. However, the Company at present anticipates having sufficient liquidity to meet its working capital and operational needs through 1996, but as the Company continues to analyze its strategic direction such needs may change.

  As of September 30, 1996, the outstanding principal amount of the Securitized Notes was $42.4 million. Principal repayments on the Securitized Notes began in July 1996. Principal repayments on the Securitized Notes are made from collections on policies pledged to secure the payment thereof and do not require the Company to expend cash or obtain financing to satisfy such principal repayments.

DESCRIPTION OF THE SECURITIZED NOTES

  The Securitized Notes were issued in 1995 pursuant to the Indenture, which provided for a maximum lending commitment of $50.0 million, subject to reduction of the commitment amount or early amortization in April 1996 if the outstanding principal balance of the Securitized Notes was less than $50.0 million. Funds advanced under the Securitized Notes were used primarily to purchase eligible policies which are pledged as collateral under the Indenture. Prior to the Amortization Date, proceeds from collected policies pledged under the Indenture were available to purchase additional policies. As of September 30, 1996, the outstanding principal amount of the Securitized Notes was $42.4 million. Repayments of principal were originally scheduled to begin in September 1996. An early amortization event occurred in June 1996 when the Overcollateralization Percentage (which is the aggregate face value of policies pledged as collateral for the Securitized Notes plus certain pledged funds as a percentage of the outstanding balance of the Securitized Notes) was less than 120% on four consecutive weekly calculation dates, with the result that the maximum lending commitment was reduced to the then outstanding balance ($45.5 million) from $50 million, the Company lost the ability to use proceeds of policy collections to acquire additional policies and principal repayments on the Securitized Notes began in July 1996. The Securitized Notes bear interest at a fixed annual rate of 9.2%.

  The principal amount of the Securitized Notes to be repaid in any month is equal to proceeds of policies collected during the preceding month less certain required monthly payments (such as interest and servicing and trustee fees) to be paid on such date.

  Each policy pledged under the Indenture and the pool of pledged policies (the "Pool") must comply with certain criteria set forth in the Indenture. Each policy, among other things, (i) must have a face value equal to or less than the greater of 5% of the outstanding principal balance of the Securitized Notes and $1.5 million, (ii) must generally have a face value which does not exceed the applicable state guarantee fund limit if it is issued by an insurance company with no claims paying ability rating, or a claims paying ability rating of less than "A," from S&P and (iii) must insure the life of a United States resident with AIDS or an advanced stage of HIV and with a life expectancy of 36 months or less as certified by a physician approved by S&P. In addition, the Pool criteria include the following: (i) the aggregate face value of policies issued by insurance companies with no claims paying ability rating or less than the minimum rating of "A" by S&P cannot exceed 30% of the aggregate face value of the Pool, (ii) the aggregate cost of policies (including the purchase price, amounts paid to referral sources upon acquisition, fees paid to Consultants and premiums paid) insuring the lives of individuals with life expectancies within specified ranges cannot exceed specified percentages of the aggregate face value of such policies (e.g., policies insuring the lives of individuals with a life expectancy of six to nine months cannot have an aggregate cost which exceeds 88.44% of the aggregate face value thereof) (the "Aggregate Policy Cost Limits"), and (iii) the Aggregate Policy Acquisition Terms must not be exceeded. The Indenture does not permit the sale of any of the policies pledged thereunder. An amendment of this prohibition on sales would require the consent of all of the holders of the Securitized Notes.

  The Indenture also contains certain covenants restricting the activities of DPFC. Such covenants include provisions which (i) prohibit DPFC from incurring debt other than trade payables and expense accruals and granting liens unless such action would not cause S&P to downgrade or withdraw the rating it assigned to the Securitized Notes, and (ii) prohibit DPFC from engaging in any business other than the acquisition, ownership, sale and pledging of the Pool and the other trust estate, the issuance and sale of the Securitized Notes and activities incidental to the foregoing. In addition, DPFC is required to maintain in an account under the Indenture (the "Liquidity Account") a balance of 10% of the outstanding principal balance of the Securitized Notes. Subject to certain restrictions, funds in the Liquidity Account may be used to pay, among other things, servicing and trustee fees, principal and interest and taxes. Events of default under the Indenture include (i) a default in payment of principal or interest on the Securitized Notes when due, (ii) a default by DPFC in the performance of any material covenant or a material breach of a representation or warranty of DPFC (including representations regarding each policy) which is not cured within 30 days, and (iii) certain events of bankruptcy, insolvency and reorganization involving DPFC.

  The Company acts as servicer under the Indenture pursuant to a Contribution, Sale and Servicing Agreement (the "Servicing Agreement") and receives monthly, pursuant and subject to the terms of the Indenture, a fee of $36,000 from the Amortization Date until the earlier to occur of collection of the face value of the last policy in the Pool or payment in full of the Securitized Notes.

  The Company is required under the Servicing Agreement to monitor each policy and to cause the collection and remittance to the trustee of the face value of matured policies. The Company pays all expenses related to its monitoring and collection services, including paying premiums and back-end fees, and is reimbursed for certain expenses. All amounts owed to the Company pursuant to the monitoring and collecting activities are subject to availability of cash after payment of other priority amounts as provided in the Indenture. The Servicing Agreement contains certain covenants restricting the Company's activities, including (i) restrictions on mergers, (ii) provisions related to respecting the separate legal status of DPFC, (iii) a requirement that no person will own a greater percentage of the aggregate voting power of equity securities of the Company entitled to vote in the election of directors than the percentage collectively beneficially owned by the Executive Officers and no person other than the Executive Officers will own more than 20% of such aggregate voting power, (iv) a requirement that the Executive Officers constitute a majority of the Board of Directors of Dignity Partners, and (v) a requirement that the Company employ at least two of the Executive Officers (or such other personnel reasonably acceptable to the holders of the Securitized Notes) in their respective current capacities. An event of default will occur under the Servicing Agreement if, among other things, (i) an event of default occurs under the Indenture, or (ii) certain events of bankruptcy, insolvency or reorganization occur with respect to the Company. If an event of default occurs under the Servicing Agreement, the Company can be replaced as servicer under the Indenture. The back-up servicer is the trustee under the Indenture.

                              1997 ANNUAL MEETING

  Any proposal of a stockholder intended to be presented at the Company's 1997 annual meeting of stockholders (the "1997 Meeting") must be received by the Secretary of the Company by January 14, 1997, to be included in the Company's proxy, notice of meeting and proxy statement relating to the 1997 Meeting.

  Any stockholder wishing to submit a proposal at the 1997 Meeting must also comply with certain provisions of the Company's Second Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws (collectively, the "Charter Documents"). The Charter Documents require written notice of any such proposal (and certain other information) to be delivered to the Secretary of the Company generally not later than 60 days in advance of the date of the meeting. The Company will provide (without charge) a copy of the Charter Documents to any holder of record of Common Stock. Requests for copies should be directed to: Secretary, Dignity Partners, Inc., 1700 Montgomery Street, Suite 250, San Francisco, California 94111.

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended ("1934 Act"), and in accordance therewith files reports and other information with the SEC. Reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and at its Regional Offices located at Citicorp Center, 500 West Madison Street, Chicago, IL 60661 and Seven World Trade Center, New York, NY 10048. Copies of such material can be obtained from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The SEC maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC and that is located at http://www.sec.gov. This Proxy Statement was filed electronically with the SEC.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

  The following documents filed by the Company with the SEC (File No. 0-27736) are incorporated in this Proxy Statement by reference and made a part hereof:

    (i) The Annual Report on Form 10-K for the year ended December 31, 1995;

    (ii) The Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996 and September 30, 1996; and

    (iii) The Current Reports on Form 8-K dated March 13, 1996; March 15, 1996; July 17, 1996, October 9, 1996 and November 5, 1996.

  All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act, after the date of this Proxy Statement and prior to the Meeting, shall be deemed to be incorporated in this Proxy Statement by reference and to be a part hereof from the respective dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Proxy Statement shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained in this Proxy Statement or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Proxy Statement modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement.

  THIS PROXY STATEMENT INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS PROXY STATEMENT IS DELIVERED, UPON WRITTEN OR ORAL REQUEST OF SUCH PERSON, A COPY OF ANY OR ALL OF THE DOCUMENTS THAT HAVE BEEN OR MAY BE INCORPORATED IN THIS PROXY STATEMENT BY REFERENCE, OTHER THAN CERTAIN EXHIBITS TO SUCH DOCUMENTS, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO THE INFORMATION THAT THIS PROXY STATEMENT INCORPORATES. SUCH REQUESTS SHOULD BE DIRECTED TO: SECRETARY, DIGNITY PARTNERS, INC., 1700 MONTGOMERY STREET, SUITE 250, SAN FRANCISCO, CALIFORNIA 94111 (TELEPHONE NUMBER (415) 394-9469). IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY DECEMBER 9, 1996.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
AUDITED CONSOLIDATED FINANCIAL STATEMENTS:
  Independent Auditors' Report............................................  F-2
  Consolidated Balance Sheets as of December 31, 1994 and 1995............  F-3
  Consolidated Statements of Operations for the Period January 2, 1993
   (date of inception) to December 31, 1993 and for the Years Ended
   December 31, 1994 and 1995.............................................  F-4
  Consolidated Statements of Stockholders' Equity for the Period January
   2, 1993 (date of inception) to December 31, 1993 and the Years Ended
   December 31, 1994 and 1995.............................................  F-5
  Consolidated Statements of Cash Flows for the Period January 2, 1993
   (date of inception) to December 31, 1993 and for the Years Ended
   December 31, 1994 and 1995.............................................  F-6
  Notes to Consolidated Financial Statements..............................  F-7
UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS:
  Unaudited Consolidated Balance Sheets as of September 30, 1996 and
   December 31, 1995...................................................... F-19
  Unaudited Consolidated Statements of Operations for the Three Months and
   Nine Months Ended September 30, 1996 and 1995.......................... F-20
  Unaudited Consolidated Statements of Cash Flows for the Nine Months
   Ended September 30, 1996 and 1995...................................... F-21
  Condensed Notes to Consolidated Financial Statements.................... F-22

                            DIGNITY PARTNERS, INC.

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders of
Dignity Partners, Inc.:

  We have audited the accompanying consolidated balance sheets of Dignity Partners, Inc. as of December 31, 1994 and 1995, and the statements of operations, stockholders' equity, and cash flows for the period January 2, 1993 (date of inception) to December 31, 1993, and for the years ended December 31, 1994 and 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Dignity Partners, Inc. as of December 31, 1994 and 1995 and the results of its operations and its cash flows for the period January 2, 1993 (date of inception) to December 31, 1993, and for the years ended December 31, 1994 and 1995, in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP

March 11, 1996
San Francisco, California

                             DIGNITY PARTNERS, INC.

                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1994 AND 1995

                                                       DECEMBER 31  DECEMBER 31
                        ASSETS                            1994         1995
                        ------                         -----------  -----------
Cash and cash equivalents............................. $    30,561  $ 1,056,611
Restricted cash (notes 4 and 5).......................     107,013    4,566,845
Matured policies receivable (note 1k).................   1,622,822    1,652,921
Purchased life insurance policies (notes 2 and 5).....  32,915,735   48,938,098
Furniture and equipment, net of accumulated
 depreciation of $26,696 and $61,349, respectively....     127,950      130,532
Deferred financing costs, net of accumulated
 amortization of $178,416 and $451,961, respectively
 (notes 1f, 4 and 5)..................................     526,540    1,043,541
IPO financing costs (note 12a)........................         --       750,000
Other assets..........................................      10,828       87,079
Deferred income taxes (note 6)........................      91,979          --
                                                       -----------  -----------
    Total assets...................................... $35,433,428  $58,225,627
                                                       ===========  ===========
         LIABILITIES AND STOCKHOLDERS' EQUITY
         ------------------------------------
Accrued expenses...................................... $   180,000  $   329,827
Accounts payable......................................      33,365      377,204
IPO financing costs payable (note 12a)................         --       306,900
Payable to related party (note 7a)....................     712,695    1,482,170
Accrued compensation payable (note 7b)................     575,000      849,148
Unearned income (note 1k).............................     731,488      715,883
Payable for policies purchased (note 1k)..............     333,930      376,020
Other short term debt (note 7c).......................   1,162,170    1,162,170
Long term notes payable (note 5)......................         --    39,105,138
Other long term debt (note 4).........................  18,446,951    1,444,270
Deferred income taxes (note 6)........................         --       531,711
                                                       -----------  -----------
    Total liabilities.................................  22,175,599   46,680,441
                                                       -----------  -----------
Minority interest of limited partners in investment
 partnership (note 3).................................   9,195,424    6,679,582
                                                       -----------  -----------
Stockholders' equity (notes 10 and 12):
  Preferred stock, $0.01 par value; 2,000,000
   authorized shares:
   Convertible Preferred Stock, 135,000 authorized
   shares, 34,880 and 35,260 shares, respectively,
   issued and outstanding.............................   3,488,013    3,488,013
  Common stock, $0.01 par value; 15,000,000 authorized
   shares, 1,589,324 and 1,589,324 shares,
   respectively, issued and outstanding...............      15,893       15,893
  Additional Paid-in-Capital..........................     669,594      669,594
  Retained earnings (deficit).........................    (111,095)     692,104
                                                       -----------  -----------
    Total stockholders' equity........................   4,062,405    4,865,604
                                                       -----------  -----------
    Total liabilities and stockholders' equity........ $35,433,428  $58,225,627
                                                       ===========  ===========

          See accompanying notes to consolidated financial statements.

                             DIGNITY PARTNERS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
             FOR THE PERIOD JANUARY 2, 1993 (DATE OF INCEPTION) TO
       DECEMBER 31, 1993, AND THE YEARS ENDED DECEMBER 31, 1994 AND 1995

                                              1993        1994         1995
                                            ---------  -----------  ----------
Income:
  Earned discounts on life insurance
   policies (note 1d)......................  $420,145  $ 4,239,995  $6,933,318
  Interest income..........................    16,476      118,079     266,979
  Other....................................        82       84,579     189,079
                                            ---------  -----------  ----------
    Total income...........................   436,703    4,442,653   7,389,376
Expenses:
  Interest expense.........................    52,290    1,115,167   3,352,178
  Compensation and benefits................   338,036      619,250     843,646
  Other general and administrative
   expenses................................   125,671      301,984     880,195
  Amortization.............................    11,693      166,723     273,543
  Depreciation.............................     1,622       25,074      34,653
  Consulting fees..........................   246,858       50,956       9,621
                                            ---------  -----------  ----------
    Total expenses.........................   776,170    2,279,154   5,393,836
                                            ---------  -----------  ----------
    Income (loss) before income taxes and
     minority interest.....................  (339,467)   2,163,499   1,995,540
Income tax benefit (expense) (note 6)......   228,886     (136,906)   (624,510)
Minority interest of limited partners in
 earnings of investment partnership (note
 3)........................................  (235,977)  (1,791,130)   (567,831)
                                            ---------  -----------  ----------
    Net income (loss)...................... $(346,558) $   235,463  $  803,199
                                            =========  ===========  ==========
Net income (loss) per share (notes 1j and
 10).......................................    (10.15)        0.19        0.42
Average number of shares outstanding (note
 10).......................................    34,127    1,211,367   1,902,482


          See accompanying notes to consolidated financial statements.

                             DIGNITY PARTNERS, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
             FOR THE PERIOD JANUARY 2, 1993 (DATE OF INCEPTION) TO
       DECEMBER 31, 1993, AND THE YEARS ENDED DECEMBER 31, 1994 AND 1995

                           PREFERRED STOCK    COMMON STOCK    ADDITIONAL
                          ----------------- -----------------  PAID-IN-  RETAINED
                          SHARES   AMOUNT    SHARES     PAR    CAPITAL   EARNINGS     TOTAL
                          ------ ---------- --------- ------- ---------- ---------  ----------
January 1, 1993.........     --  $      --        --  $   --   $    --   $     --   $      --
Issuance of common stock
 (April 4, 1993)........     --         --      2,319      23       977        --        1,000
Issuance of preferred
 and common stock
 (December 6, 1993).....  34,880  3,488,013   454,829   4,548   191,623        --    3,684,184
Net loss................     --         --        --      --        --    (346,558)   (346,558)
                          ------ ---------- --------- -------  --------  ---------  ----------
Balances at December 31,
 1993...................  34,880 $3,488,013   457,148 $ 4,571  $192,600  $(346,558) $3,338,626
Issuances of common
 stock (April 30, 1994).     --         --    445,878   4,459   187,851        --      192,310
Issuances of common
 stock (September 30,
 1994)..................     --         --    360,465   3,605   151,866        --      155,471
Issuances of common
 stock (October 31,
 1994)..................     --         --    325,833   3,258   137,277        --      140,535
Net income..............     --         --        --      --        --     235,463     235,463
                          ------ ---------- --------- -------  --------  ---------  ----------
Balances at December 31,
 1994...................  34,880  3,488,013 1,589,324  15,893   669,594   (111,095)  4,062,405
Issuance of preferred
 stock dividend.........     380        --        --      --        --         --          --
Net income..............     --         --        --      --        --     803,199     803,199
                          ------ ---------- --------- -------  --------  ---------  ----------
Balances at December 31,
 1995...................  35,260 $3,488,013 1,589,324 $15,893  $669,594  $ 692,104  $4,865,604
                          ====== ========== ========= =======  ========  =========  ==========


          See accompanying notes to consolidated financial statements.

                             DIGNITY PARTNERS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
             FOR THE PERIOD JANUARY 2, 1993 (DATE OF INCEPTION) TO
       DECEMBER 31, 1993, AND THE YEARS ENDED DECEMBER 31, 1994 AND 1995

                                          1993          1994          1995
                                       -----------  ------------  ------------
Cash flows from (for) operating
 activities:
 Net income (loss).................... $  (346,558) $    235,463  $    803,199
 Adjustments to reconcile net income
  (loss) to net cash provided by
  operating activities:
 Depreciation and amortization........      13,315       191,797       308,196
 Increase in accounts receivable......         --            --         (6,036)
 Earned discounts on insurance
  policies............................    (420,145)   (4,239,995)   (6,933,318)
 Purchase of life insurance policies..  (9,475,691)  (25,449,110)  (22,276,717)
 Collections on life insurance
  policies............................     670,593     7,151,802    13,103,920
 Increase in unearned income..........      72,021       438,589        86,175
 Decrease (increase) in other assets..     (19,514)        8,686       (76,251)
 Increase (decrease) in deferred
  taxes...............................    (228,886)      136,907       623,690
 Increase in accrued expenses.........      24,490       155,510       149,827
 Increase in accounts payable.........      25,000         8,365       343,839
 Increase in IPO financing cost
  payable.............................         --            --        306,900
 Increase in payable to related
  party...............................     242,024       470,671       769,475
 Increase in accrued compensation
  payable.............................     230,000       345,000       274,148
 Income applicable to minority
  interest............................     235,977     1,791,130       567,329
                                       -----------  ------------  ------------
   Net cash used by operating
    activities........................  (8,977,374)  (18,755,185)  (11,955,624)
                                       -----------  ------------  ------------
Cash flows used by investing
 activities:
 Purchase of furniture and equipment..     (16,076)      (58,570)      (37,235)
 Additions to restricted cash.........      (2,802)     (104,211)   (4,459,832)
                                       -----------  ------------  ------------
   Net cash used by investing
    activities........................     (18,878)     (162,781)   (4,497,067)
                                       -----------  ------------  ------------
Cash flows from financing activities:
 Proceeds from long term notes
  payable.............................         --            --     39,105,138
 Proceeds from other long term debt...         --     21,730,819    22,701,070
 Principal payments on other long term
  debt................................         --     (3,283,868)  (39,703,752)
 Sale of limited partnership
  interests...........................  10,000,001       280,473           --
 Distributions to limited partners....    (201,157)   (2,911,000)   (3,083,171)
 Loan from stockholder (note 10b).....         --      1,162,170           --
 Proceeds from issuance of common
  stock (note 10b)....................     197,171       488,316           --
 Proceeds from issuances of preferred
  stock (note 10b)....................   1,151,810           --            --
 Increase in financing costs..........    (415,952)     (254,004)     (790,544)
 Increase in IPO financing costs......         --            --       (750,000)
                                       -----------  ------------  ------------
   Net cash provided by financing
    activities........................  10,731,873    17,212,906    17,478,741
                                       -----------  ------------  ------------
   Net increase (decrease) in cash and
    cash equivalents..................   1,735,621    (1,705,060)    1,026,050
Cash and cash equivalents, beginning
 of year..............................         --      1,735,621        30,561
                                       -----------  ------------  ------------
Cash and cash equivalents, end of
 year................................. $ 1,735,621  $     30,561  $  1,056,611
                                       ===========  ============  ============
Supplemental disclosure of cash flow
 information:
 State income tax paid................ $       --   $      1,821  $      3,367
                                       ===========  ============  ============
 Cash paid for interest............... $       --   $    798,658  $  2,901,685
                                       ===========  ============  ============
Noncash financing activities (note
 10b):
 Assets received from preferred stock
  issuance:
 Furniture and fixtures............... $    80,000  $        --   $        --
                                       ===========  ============  ============
 Financing costs...................... $    35,000  $        --   $        --
                                       ===========  ============  ============
 Purchased life insurance policies.... $ 2,221,203  $        --   $        --
                                       ===========  ============  ============

          See accompanying notes to consolidated financial statements.

                            DIGNITY PARTNERS, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

   FOR THE PERIOD JANUARY 2, 1993 (DATE OF INCEPTION) TO DECEMBER 31, 1993,
                AND THE YEARS ENDED DECEMBER 31, 1994 AND 1995

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 a. General Description

  Prior to September 30, 1995, Dignity Partners, Inc. (Dignity Partners or the Company) was a wholly owned subsidiary of The Echelon Group Inc. (Echelon). Effective as of such date, in connection with a series of transactions described in Note 10, Echelon was merged with and into Dignity Partners, which became the surviving corporation. The Company's principal business activity is to provide viatical settlements for terminally ill persons. A viatical settlement is the payment of cash in return for an ownership interest in, and right to receive the death benefit (face value) from, a life insurance policy. Upon a viatical settlement, the policyholder assigns his or her policy to the Company, which becomes the holder, owner or certificate holder of the policy and the beneficiary thereunder and receives from the insurance company the face value payable under the policy following the death of the insured.

  Dignity Partners was incorporated in the state of Delaware on September 8, 1992. January 2, 1993 was the date of inception of operations and the Company commenced purchasing life insurance policies on April 4, 1993.

 b. Accounting Principles

  The consolidated financial statements are presented on the accrual basis of accounting in conformity with generally accepted accounting principles.

  All periods presented reflect income on the basis described in (d) of this
Note 1.

  The secured funding arrangement described in Note 5 has been accounted for as a financing.

 c. Principles of Consolidation

  The Company is the sole general partner of a limited partnership, Dignity Viatical Settlement Partners, L.P. (Dignity Viatical). The partnership is a separate and distinct legal entity from the Company and has separate assets, liabilities and operations. However, for accounting purposes, because the Company controls the partnership (see Note 3), the assets, liabilities and operations of the partnership are consolidated with the assets, liabilities and operations of the Company, and the interests of the limited partners are reflected as a minority interest in the accompanying financial statements. All significant intercompany balances and transactions have been eliminated. The Company also consolidates the assets, liabilities and operations of its wholly owned financing subsidiary, Dignity Partners Funding Corp. I (DPFC) (see Note
5).

 d. Purchased Life Insurance Policies

  The Company recognizes income (earned discount) on each purchased policy by accruing, over the period between the acquisition date of the policy and the Company's estimated date of collection of the face value of the policy (the Accrual Period), the difference (the unearned discount) between (a) the death benefit payable (face value) under the policy less the amount of fees, if any, payable to a referral source upon collection of the face value, and (b) the carrying value of the policy. The carrying value for each policy is reflected on the Company's consolidated balance sheet under "purchased life insurance policies" and consists of the purchase price, other capitalized costs and the earned discount on the policy accrued to the balance sheet date. The Company capitalizes as incurred the following costs of a purchased policy: (i) the purchase price paid for the policy, (ii) policy premiums, if any, paid by the Company, (iii) amounts, if any, paid to referral sources upon acquisition of

                            DIGNITY PARTNERS, INC.

the policy and (iv) amounts paid to Company-retained physicians or other medical consultants ("Consultants") who estimated the insured's life expectancy. The carrying value of a policy will change over time, and is adjusted quarterly to reflect earned discounts accrued on the policy, amounts paid for any additional future increases in coverage, any additional premium payments and any premium refunds if the policy becomes covered by premium waiver provisions. The length of the Accrual Period is determined by the Company based upon its estimate of the date on which it will collect the face value of the policy. Such estimate is based upon the Company's estimate of the life expectancy of the insured, after review of the medical records of the insured by one or more Consultants, and also takes into account the historical accuracy of the life expectancies estimated by the Company's Consultants and the typical period (collection period) between the date of an insured's death and the date on which the Company collects the face value of the policy.

  The unearned discount is accrued over the Accrual Period using the "level yield" interest method. Under the "level yield" method, the yield is constant such that when the yield is applied to the carrying value of the policy on a compounded basis over the course of the Accrual Period, the unearned discount will be fully accrued as earned discount by the end of the Accrual Period.

  Differences will arise between the timing of estimated and actual collections. The Company recalculates the Accrual Periods on a quarterly basis, using actual collection experience and, if necessary, adjusts prospectively the period over which income is recognized.

 e. Furniture and Equipment

  Furniture and equipment are stated at purchased cost net of accumulated depreciation. Depreciation is provided on a straight-line basis over the estimated useful lives of the assets, which are generally five years.

 f. Deferred Financing Costs

  Costs have been incurred to obtain debt financing for the acquisition of insurance policies. These costs are deferred and amortized straight-line over the respective terms of the financing arrangements.

 g. Income Taxes

  The Company accounts for income taxes in accordance with the provisions of Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes" (SFAS No. 109). Under the asset and liability method prescribed by SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax base (temporary differences). Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date of the tax change.

  Under SFAS No. 109, deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards, and then a valuation allowance is established to reduce that deferred tax asset if it is "more likely than not" that the related tax benefits will not be realized.

 h. Cash and Cash Equivalents

  The Company considers as cash equivalents all highly liquid investments with an original maturity of three months or less.

                            DIGNITY PARTNERS, INC.

 i. Concentration of Credit Risk

  Financial instruments that subject the Company to concentration of credit risk consist primarily of receivables from insurance companies which are the obligors under insurance policies purchased by the Company. As of December 31, 1995, the aggregate face value of policies issued by any one insurer with respect to the Company's portfolio of insurance policies did not exceed 8.6% of total assets.

 j. Net Income Per Share

  Net income per share has been calculated by dividing the net income by the weighted average number of common and common equivalent shares outstanding during each period, which gives effect to the Reorganization and the Split (each as defined herein) and assumes the conversion of all outstanding shares of Convertible Preferred Stock (as defined herein). See note 10.

 k. Terminology

  Matured policies receivable represents policies for which the Company has received notification that the insured has died and for which the Company is awaiting collection of the face value.

  Payable for policies purchased represents policies for which the Company has become the holder, owner or certificate holder of the policy, and the beneficiary thereunder, but at the request of the insured or a related party payment is deferred for a short period.

  Unearned income represents the remaining unearned discount on policies for which the Company collected proceeds earlier than expected.

 l. Cost of Policies Reviewed But Not Purchased

  To the extent the Company reviews a policy which it does not purchase, costs associated with the review of the policy, such as fees paid to Consultants, are not capitalized, but are expensed as other general and administrative expenses.

 m. Profit Sharing Plan

  The Company has a profit sharing plan (the Plan) for its employees. Each employee hired after January 1, 1993 and who has been employed for at least one year becomes a participant in the Plan. The Plan provides for discretionary annual contributions by the Company for the account of each participant. In any year in which the Plan is "top-heavy" within the meaning of the Internal Revenue Code (the Code), the Plan requires, consistent with the Code, that a minimum contribution be made for non-key employees. The contribution is allocated among participants based on their compensation under an allocation formula integrated with Social Security. Participants vest 20% in their Plan accounts after two years of service (excluding any service prior to 1993) and an additional 20% after each of the next four years of service. Upon termination following permanent disability or on retirement at age 65, all amounts credited to a participant's account are distributed, in a lump sum or in installments, as directed by the participant. Upon death, all amounts credited to a participant's account become fully vested and are distributed to the participant's surviving spouse or designated beneficiary. Each year, profit sharing contributions, if any, are determined by the Board of Directors. The Company's Plan contribution expenses, which are included in compensation and benefits during 1993, 1994 and 1995, were $20,190, $68,925 and $89,505, respectively.

 n. Dividend Restrictions

  Prior to March 1996, the revolving credit facility described in Note 4 prohibited the payment of dividends by the Company. In addition, the terms of the Convertible Preferred Stock (as described herein) prohibited the payment of dividends on the Common Stock without the consent of the holders of at least two-thirds of the outstanding shares of the Convertible Preferred Stock. See notes 10 and 12.

                            DIGNITY PARTNERS, INC.

 o. Use of Estimates

  Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

2. PURCHASED LIFE INSURANCE POLICIES

  Purchased life insurance policies consist of:

                                                        DECEMBER    DECEMBER
                                                        31, 1994    31, 1995
                                                       ----------- -----------
      Capitalized costs of purchased life insurance
       policies....................................... $29,327,160 $42,560,147
      Earned discount.................................   3,588,575   6,377,951
                                                       ----------- -----------
      Purchased life insurance policies............... $32,915,735 $48,938,098
                                                       =========== ===========

  Purchased life insurance policies included in the above table, for which the discount has been fully earned, but for which the Company has not yet received notification of the insured's death, consist of:

                                                                    DECEMBER
                                                      DECEMBER 31,     31,
                                                          1994        1995
                                                      ------------ -----------
      Capitalized costs of purchased life insurance
       policies......................................  $1,870,364  $ 8,272,836
      Earned discount................................     441,279    2,498,404
                                                       ----------  -----------
      Included in purchased life insurance policies..  $2,311,643  $10,771,240
                                                       ==========  ===========

  At December 31, 1995, the Company had remaining unearned discounts of $9,410,001, to be recognized as income in future periods, on policies for which the Accrual Periods end after December 31, 1995. Based on remaining Accrual Periods applicable as of December 31, 1995, this income will be recognized in future periods as follows:

                                                                     INCOME TO
                                                                         BE
                                                                     RECOGNIZED
                                                                        FROM
                                                                       EARNED
                                                                      DISCOUNT
                                                                       IN THE
                                                                       PERIOD
                                                                     ----------
      12 month period ending 12/31/96............................... $5,614,366
      12 month period ending 12/31/97...............................  2,526,732
      12 month period ending 12/31/98...............................    874,649
      12 month period ending 12/31/99...............................    394,254
                                                                     ----------
          Total..................................................... $9,410,001
                                                                     ==========


  These figures have been calculated using the method described in Note 1d, and will change if the Accrual Periods or capitalized costs change in future periods.

3. GENERAL PARTNER INTERESTS IN DIGNITY VIATICAL SETTLEMENT PARTNERS, L.P. (SEE NOTE 12C)

  In 1993, the Company formed Dignity Viatical, a limited partnership, for the purpose of financing the purchase of additional life insurance policies. The capital contributions to Dignity Viatical aggregated approximately $10.1 million. The Company, as the sole general partner, has a 1% interest in Dignity Viatical. In addition, the Company is entitled to a preference in distributions of $233,597 for providing management services

                            DIGNITY PARTNERS, INC.

(management fee) during the life of the partnership (estimated to be approximately four years from formation). Management fees have been allocated to the Company as follows: For the years ended December 31, 1993, 1994 and 1995--$24,178, $59,818 and $59,848 respectively. After the general and limited partners have received distributions equal to their initial capital contributions and a 4% compounded annual return, the Company is entitled to a 20% participation in the distributions. The assets, liabilities and operations of Dignity Viatical have been consolidated with those of the Company for presentation in the consolidated financial statements. The Company, as the sole general partner of Dignity Viatical, controls the operations of the partnership. The minority interest reflected in the financial statements represents the limited partners' interest in the net assets and income of Dignity Viatical. The total cost of policies purchased by Dignity Viatical was approximately $10,000,000. Dignity Viatical has not purchased any policies since September 1994. The Company does not expect Dignity Viatical to purchase any additional policies. Summarized financial information with respect to Dignity Viatical for the years ended December 31, 1993, 1994 and 1995, is set forth below.

                                           DECEMBER
                                              31,      DECEMBER 31, DECEMBER 31,
                                             1993          1994         1995
                                          -----------  ------------ ------------
      Purchased insurance policies, face
       value
       of $11,344,698, $10,758,800, and
       $6,886,193, respectively.........  $ 8,556,690   $9,418,847   $6,592,552
      Other assets......................    1,627,238       25,959      615,614
      Liabilities.......................      (23,566)     (72,472)    (229,772)
                                          -----------   ----------   ----------
          Net assets....................  $10,160,362   $9,372,334   $6,978,394
                                          ===========   ==========   ==========
      Total income......................  $   306,269   $1,962,012   $1,024,402
      Total expense.....................      (43,370)     (92,972)    (301,027)
                                          -----------   ----------   ----------
          Net income....................  $   262,899   $1,869,040   $  723,375
                                          ===========   ==========   ==========

4. REVOLVING CREDIT FACILITY (SEE NOTE 12B)

  Dignity Partners has a $20,000,000 revolving credit facility for the purchase of life insurance policies. Advances under the credit facility are limited to a percentage of the cost of eligible policies (65% for policies for which the insured has an estimated life expectancy over 24 months but not greater than 36 months and 85% for policies for which the insured has an estimated life expectancy of 24 months or less). Due to equity capital constraints and leverage limitations associated with such facility, as of December 31, 1995, the Company would have been able to borrow, after consideration of all borrowing restrictions and amounts outstanding, an additional $5.6 million under the credit facility.

  The first advance on the credit facility was drawn on January 14, 1994. The credit facility expires on August 5, 1997. At December 31, 1994 and 1995, the total amount outstanding under the credit facility was $18,446,951 and $1,444,270, respectively. Advances under the credit facility are collateralized by a security interest in substantially all of the assets (including policies) of Dignity Partners, Inc. See note 5.

  Prior to April 1, 1996, interest under the credit facility accrues on outstanding advances at the lender's governing rate (8.50% at December 31,1995) plus 5.25 percent for amounts not in excess of $2,000,000 and at the lender's governing rate plus 2.75 percent for amounts in excess of $2,000,000. Interest is payable monthly. All proceeds received in connection with insurance policies are required to be applied to reduce outstanding borrowings. In the event of a prepayment and termination of the credit facility in whole, the following prepayment premiums apply: $400,000 if prepaid before August 5, 1996 and $200,000 if prepaid before August 5, 1997.

                            DIGNITY PARTNERS, INC.

  Dignity Partners is required under the related loan and security agreement to comply with covenants relating to the maintenance of its business, insurance coverage, taxes, debt service, payment of premiums on policies owned, tangible net worth, interest coverage, and director compensation. Additionally, Dignity Partners is required to maintain a cash collateral account for the benefit of the lender in an amount not less than the aggregate amount of all premium payments due for the remaining expected duration of all policies which collateralize advances. Cash collateral amounts at December 31, 1994 and 1995, were $107,013 and $45,895, respectively. Cash collateral amounts are included in restricted cash on the balance sheet. As of December 31, 1995, the Company was in compliance with all covenants under the loan and security agreement, including those relating to cash collateral.

  In the course of obtaining the above-described credit facility, the Company incurred and deferred financing charges of $450,952 and $220,056 in 1993 and 1994, respectively. Of these deferred amounts, $11,693, $165,552 and $118,617 has been amortized in the periods ended December 31, 1993, 1994 and 1995, respectively.

5. SENIOR VIATICAL SETTLEMENT NOTES

  On February 1, 1995 the Company issued $35 million of Senior Viatical Settlement Notes, Series 1995-A Stated Maturity March 10, 2005 (the Securitized Notes), through DPFC, a wholly owned special purpose subsidiary, in order to finance the purchase of life insurance policies. On September 29, 1995, DPFC issued amended and restated Securitized Notes in the principal amount of $50.0 million. The Securitized Notes provide for a maximum lending commitment of $50.0 million, subject to reduction of the commitment amount or early amortization in April 1996 if the outstanding balance of the Securitized Notes is less than $50.0 million. Funds advanced under the Securitized Notes must be used to purchase policies which meet the criteria set forth in, and are pledged as collateral under, the indenture pursuant to which the Securitized Notes were issued. No principal will be repaid under the Securitized Notes until the month following the month in which the the amortization date (which is the earliest to occur of August 1996 or an early amortization date) occurs. After amortization, monthly principal payments will be funded by, and limited to, proceeds of collected pledged policies remaining after payment of certain monthly payments such as interest and servicing and trustee fees. Once principal is repaid it cannot be redrawn. The policies purchased with proceeds of the Securitized Notes are pledged to secure obligations under the Securitized Notes. Bankers Trust Company, as agent and trustee under the indenture relating to the Securitized Notes, has legal title to those policies. At December 31, 1995, the principal amount of advances outstanding and the portion of purchased life insurance policies so pledged were $39,105,138 and $39,452,877, respectively. As of such date, the face value of these policies was $48,014,310. The remaining $10.9 million of proceeds of Securitized Notes (plus proceeds of collected pledged policies) will be available to purchase additional policies if certain covenants set forth in the indenture as satisfied, including, without limitations, the aggregate face value of pledged policies (plus certain pledged funds) as a percentage of the outstanding principal of Securitized Notes is at least 110%.

  Until September 30, 1995, the Securitized Notes bore interest at the fixed rate of 9.54% per annum and since such date have borne interest at the fixed rate of 9.17% per annum. The Securitized Notes have a stated maturity of March 10, 2005. On the date of issuance in February 1995, the average life of the Securitized Notes was estimated to be approximately 2.5 years. Upon the issuance of the amended and restated Securitized Notes in September 1995, the remaining average life of the Securitized Notes was estimated to be approximately 2.1 years.

  The Securitized Notes represent the obligations solely of DPFC. The assets of Dignity Partners, Inc. include the outstanding capital stock of DPFC; however, the assets, liabilities and operations of DPFC are consolidated. The assets of DPFC are the beneficial ownership interests in the life insurance policies and funds which secure the Securitized Notes. The assets of DPFC are not available to pay creditors of Dignity Partners, Inc. Dignity Partners is the originator and servicer of the policies pledged under the indenture. DPFC is required to maintain a balance of 10% of the outstanding principal balance of the Securitized Notes in a liquidity account held under

                            DIGNITY PARTNERS, INC.

the indenture for the payment of servicing and origination fees, principal and interest payments, tax payments, agent's fees and premiums. The amount held in the liquidity account at December 31, 1995, which is included in restricted cash on the balance sheet, was $3,952,914.

  In the course of obtaining the above-described financing arrangement, DPFC incurred and deferred charges of $33,947 and $941,651 in 1994 and 1995, respectively. Of these deferred amounts, $1,171 and $154,927 has been amortized in the periods ended December 31, 1994 and 1995, respectively.

6. INCOME TAXES

  The components of the provision for income tax included in the statements of operations are as follows:

                                           YEAR ENDED   YEAR ENDED   YEAR ENDED
                                          DECEMBER 31, DECEMBER 31, DECEMBER 31,
                                              1993         1994         1995
                                          ------------ ------------ ------------
      Federal:
        Deferred (benefit) expense.......  $(190,799)    $ 90,978     $432,196
      State:
        Deferred (benefit) expense.......    (38,087)      45,928      192,314
                                           ---------     --------     --------
      Total tax (benefit) expense........  $(228,886)    $136,906     $624,510
                                           =========     ========     ========

  The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1994 and 1995, are presented below:

                                                       YEAR ENDED   YEAR ENDED
                                                      DECEMBER 31, DECEMBER 31,
                                                          1994         1995
                                                      ------------ ------------
      Deferred tax assets:
        Revenues and expenses recognized on the cash
         basis for tax purposes......................  $1,057,153   $1,653,012
        Depreciation, amortization and other.........      22,717       22,717
        Net operating loss...........................     201,730      439,035
                                                       ----------   ----------
                                                        1,281,600    2,114,764
      Deferred tax liabilities:
        Accretion recognized on a cash basis for tax
         purposes....................................   1,189,620    2,647,294
                                                       ----------   ----------
                                                        1,189,620    2,647,294
                                                       ----------   ----------
      Net deferred tax asset (liability).............  $   91,980   $ (532,530)
                                                       ==========   ==========

  Management believes that it is more likely than not that the deferred tax assets will be realized through sufficient taxable income within the carryforward period. Accordingly, no valuation allowance has been established.

  The difference between the statutory income tax rate and the Company's effective tax rate was as follows:

                                          YEAR ENDED   YEAR ENDED   YEAR ENDED
                                         DECEMBER 31, DECEMBER 31, DECEMBER 31,
                                             1993         1994         1995
                                         ------------ ------------ ------------
      Tax expense at statutory rate
       (34%)............................  $(115,419)    $735,590     $678,484
      State taxes net of federal
       benefits.........................    (25,197)      30,312      126,927
      Minority interest of limited
       partners.........................    (80,232)    (608,984)    (193,063)
      Other.............................     (8,038)     (20,012)      12,162
                                          ---------     --------     --------
          Total tax (benefit) expense...  $(228,886)    $136,906     $624,510
                                          =========     ========     ========

  At December 31, 1995, the Company had an estimated federal tax net operating loss carryforward of $1,192,000 expiring in the years 2008 to 2010, and a California tax net operating loss carryforward of approximately $543,000 expiring in the years 1998 to 2000.

                            DIGNITY PARTNERS, INC.

7. RELATED PARTY TRANSACTIONS

 a. Payable to Related Party

  Echelon paid expenses on behalf of Dignity Partners, represented by payable to related party, and loaned funds to the Company on a short term basis at an interest rate ranging from 8% to 9.75% per annum. On January 1, 1994, the payable to related party was $242,024. Amounts accrued by the Company in 1994 were $274,254 for personnel costs, $20,909 for office expenses, $40,000 for consulting services and $135,508 for interest. Amounts accrued by the Company in 1995 were $285,949 for personnel costs, $35,810 for office expenses, $12,000 for consulting services and $105,716 for interest. Payable to related party at December 31, 1995 also included $330,000 for short-term borrowings. As of December 31, 1995, the aggregate payable to related party was $1,482,170. See note 12a.

 b. Accrued compensation payable

  Dignity Partners accrued executive officers' compensation (consisting solely of salaries) of $230,000, $345,000 and $274,148 in 1993, 1994 and 1995,
respectively. See note 12a.

 c. Other short term debt

  The Company has periodically borrowed funds from a stockholder at an interest rate of 9% compounded monthly. The outstanding principal balance at September 30, 1995 was $1,162,170. On October 12, 1995, in connection with the Reorganization, the Company replaced the $1,162,170 loan from stockholder with a bank working line of credit which had an outstanding balance of $1,162,170 at December 31, 1995. The working capital line bears interest at the lender's prime rate (8.50% at December 31, 1995) plus 1% and the facility expires on February 26, 1996. See notes 11 and 12.

 d. Consulting

  Dignity Partners paid $223,500 to a director of the Company for consulting services in 1993.

8. COMMITMENTS

  At December 31, 1995, the Company was obligated to purchase $ 913,277 in policies which had not been assigned to the Company at that date. The Company records a purchase of a life insurance policy at the time of assignment of the policy and the transfer of funds to the client.

  The Company has a lease obligation for its California office space of approximately 5,900 sq. ft. The lease expires on May 31, 1999, and the monthly rent is $8,062, of which the Company pays $5,240 and an affiliate pays $2,822. Additionally, the Company has a lease obligation for its Nevada office space of 600 sq. ft. The lease expires on September 30, 1996 and the monthly rent is $870.

  Future minimum rental payments (less amounts to be paid by affiliate) at December 31, 1995, under operating leases with an initial term of one year or more, are as follows:

      Year ending December 31, 1996................................... $ 70,714
      Year ending December 31, 1997...................................   62,884
      Year ending December 31, 1998...................................   62,884
      Year ending December 31, 1999...................................   26,202
      Year ending December 31, 2000...................................      --
                                                                       --------
          Total....................................................... $222,684
                                                                       ========

                            DIGNITY PARTNERS, INC.

9. LITIGATION

  From time to time, the Company is involved in routine legal proceedings incidental to its business, including litigation in connection with the collection of amounts owed by insurance company obligors. The Company does not expect that these proceedings, individually or in the aggregate, will have a material adverse effect on the Company's financial position, liquidity or results of operations.

10. REVERSE STOCK SPLIT AND REORGANIZATION

 a. Reverse Stock Split

  On January 12, 1996, in contemplation of an initial public offering of its common stock, the Company effected a reverse stock split (the Split), wherein each issued and outstanding share of common stock was converted into 0.7175 of a share of common stock. The Company has restated its common stock capitalization for all periods presented in the accompanying financial statements to give effect to the Split.

 b. Reorganization (See note 12a)

  On September 30, 1995, Dignity Partners and its then sole stockholder Echelon entered into a series of transactions (the Reorganization). In the Reorganization, Echelon sold to a newly-formed limited liability company, The Echelon Group of Companies LLC (New Echelon LLC), substantially all of its assets and liabilities other than the outstanding shares of the common stock of Dignity Partners. These assets were sold for a purchase price equal to their fair market value. New Echelon LLC is owned by the former stockholders of Echelon. Following this sale of assets, Echelon was merged with and into Dignity Partners.

  Pursuant to the merger, the authorized capital of Dignity Partners was increased from 1,000 shares of common stock to 17 million shares, consisting of 15 million shares of common stock and two million shares of preferred stock. Of the preferred stock, 135,000 shares were designated as Convertible Cumulative Pay-in-Kind Preferred Stock (Convertible Preferred Stock). Further, each outstanding share of common stock of Dignity Partners was canceled, each outstanding share of Echelon common stock was converted into 15,893 (after giving effect to the Split) shares of common stock of Dignity Partners, and the outstanding shares of preferred stock of Echelon were converted into an aggregate of 34,880 shares of Convertible Preferred Stock.

  As a result, the Company has restated its capitalization for all periods presented in the accompanying financial statements to reflect the Reorganization and such preferred stock and common stock. At the time of the Reorganization, the equity of Dignity Partners exceeded that of Echelon by $1,162,170. This amount represents the extent to which Echelon, the former parent, funded its investment in Dignity Partners with debt. The Company has restated stockholders' equity to reflect the historic equity of Echelon related to Dignity Partners, and the debt that was effectively used in the capitalization of Dignity Partners, for each of the periods presented. Interest on such debt (of $20,296, $128,354 and $104,107 for the periods ended December 31, 1993, 1994 and 1995 respectively) is included in interest expense in the respective consolidated statements of operations.

  On October 12, 1995, in connection with the Reorganization, the Company replaced the $1,162,170 loan from stockholder with a bank working capital line of credit. The working capital line bears interest at the lender's prime rate (8.50% at December 31, 1995) plus 1% and the facility expires on February 26, 1996.

  Prior to the Company's initial public offering, a director held all outstanding shares of Convertible Preferred Stock. Pursuant to the Reorganization, 34,880 shares of Convertible Preferred Stock were issued. The holder of Convertible Preferred Stock was entitled to receive, beginning October 13, 1995, dividends on each share at an annual rate of 8% of the per share liquidation amount of $100. Such dividends were paid in additional shares of Convertible Preferred Stock. On December 1, 1995, 380 shares of Convertible Preferred Stock were issued pursuant to the payment of dividends on the outstanding shares.

                            DIGNITY PARTNERS, INC.

  The historical earnings per share (without giving effect to the Reorganization) are not meaningful as there were only between one and five shares outstanding. Therefore, the Company has reflected in its calculation of earnings per share the effect of the Reorganization as if it had occurred during each of the periods presented. For purposes of 1993, no effect is given to the conversion of the shares of Convertible Preferred Stock because the conversion would have an anti-dilutive effect. For purposes of 1994 and 1995, the Company assumed the conversion of the outstanding shares of Convertible Preferred Stock issuable in respect of accrued but unpaid dividends thereon through December 31, 1995. The number of shares issuable upon conversion was calculated by dividing the aggregate liquidation value of the appropriate number of shares of Convertible Preferred Stock ($100 per share) by the difference between the per share initial public offering price ($12.00) and the underwriters' discount ($0.84). On the effective date of the Company's registration statement related to the initial public offering (February 13, 1996), the outstanding shares of Convertible Preferred Stock (and shares of Convertible Preferred stock issuable in respect to accrued and unpaid dividends thereon through such date) were automatically converted into 321,144 shares of common stock which were sold by the holder in the offering.

  The computation of income per share in each period is based on the weighted average number of common shares outstanding, after giving effect to the conversion of the Convertible Preferred Stock in connection with the initial public offering, but without giving effect to the primary offering by the Company of its common stock. See Note 12a.

  As a result of the Reorganization, the Company has restated capital contributions to reflect the underlying capital of Echelon, its former parent, as follows:

                                  LOAN FROM                     PREFERRED    NET ASSETS
                               STOCKHOLDER (1) COMMON STOCK (2) STOCK (3)  CONTRIBUTED (4)
                               --------------- ---------------- ---------- ---------------
      April 4, 1993...........   $      --         $  1,000     $      --    $    1,000
      December 6, 1993........          --          196,171      3,488,013    3,684,184
      April 30, 1994..........      458,176         192,310            --       650,486
      September 30, 1994......      369,529         155,471            --       525,000
      October 31, 1994........      334,465         140,535            --       475,000
                                 ----------        --------     ----------   ----------
          Total at December
           31, 1995 ..........   $1,162,170        $685,487     $3,488,013   $5,335,670
                                 ==========        ========     ==========   ==========

--------
(1) See note 7(c).
(2) Common stock reflects the net value of assets contributed after giving effect to the Convertible Preferred Stock and loans from stockholders.
(3) Represents amounts attributable to the Convertible Preferred Stock.
(4) Represents amounts contributed by Echelon for the five shares of common stock of Dignity Partners that were canceled in the merger.

11. FAIR VALUE OF FINANCIAL INSTRUMENTS

  The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

  Cash and cash equivalents, restricted cash, matured policies receivable, accrued expenses, accounts payable, financing costs payable, payable to related party and payable for policies purchased are stated at approximate fair value because of the short maturity of these instruments.

                            DIGNITY PARTNERS, INC.

  The portfolio of purchased life insurance policies is believed to reflect fair market value given the yield at which the Company is currently purchasing life insurance policies.

  Other short term debt represents borrowings under the bank working line of credit which replaced a loan from stockholder. See note 7c. The line of credit is stated at market value based on the short term maturity date.

  Long term notes payable and other long term debt are believed to be stated at fair market value based on the Company's borrowing capability as a closely-held private organization and limited capital structure. Long term notes payable averaging 9.17% is equivalent to newly acquired loans at 1% over prime interest rates.

12. EVENTS SUBSEQUENT TO THE BALANCE SHEET DATE

 a. Initial Public Offering

  In February 1996, the Company sold in a public offering 2,381,356 shares of its common stock which generated net proceeds of $25.7 million (after deducting the underwriting discount of $2.0 million and estimated offering expenses of $900,000 payable by the Company). The proceeds are primarily being used for the acquisition of life insurance policies. In addition, (i) $2,191,007 was used to repay related party debt of Dignity Partners to New Echelon LLC (a portion of which is reflected as payable to related party on the balance sheet); (ii) $833,750 was used to repay accrued and unpaid salaries to the executive officers of the Company; (iii) $1,162,170 was used to repay short-term debt borrowings under the bank working line of credit; and
(iv) $3,234,033 million was used to repay long-term borrowings under the Company's revolving credit facility.

  In connection with the initial public offering, all outstanding shares of Convertible Preferred Stock (plus shares of Convertible Preferred Stock issuable in respect of accrued and unpaid dividends thereon) were converted on February 13, 1996 into 321,144 shares of Common Stock which were then sold by the holder thereof in the public offering. No shares of Convertible Preferred Stock remain outstanding.

 b. Amendment to Revolving Credit Facility

  Effective as of March 11, 1996, certain provisions of the Company's revolving credit facility were amended. On and after April 1, 1996, all outstanding borrowings will bear interest at the lender's governing rate plus 1.5%. In addition, to the extent that the average daily outstanding borrowings is less than $4.0 million, on and after April 1, 1996, the Company will owe a monthly fee equal to the product of 55% of the effective interest rate (less 1/4%) times the average daily unused portion of $4.0 million. The revised credit facility does not prohibit the payment of dividends by the Company.

  The Amended Loan Agreement contains certain standard covenants for a senior secured revolving credit facility, including (i) restrictions on the incurrence of debt, the granting of liens and transactions with affiliates,
(ii) a requirement to maintain a cash collateral account in an amount at least equal to premium payments payable for the remaining life expectancy of each insured, and (ii) financial covenants that require Dignity Partners (on an unconsolidated basis) to maintain (a) a maximum debt to tangible net worth and subordinated debt ratio of no more than 3.0 to 1.0, and (b) a minimum EBITDA (earnings before interest and income tax expense plus depreciation and amortization) to interest expense ratio of at least 2.0 to 1.0 (unless Dignity Partners' cash and cash equivalents are greater than $4.0 million). In addition, the Amended Loan Agreement requires The New Echelon LLC and Bradley
N. Rotter, Alan B. Perper and John W. Rotter (collectively "Executive Officers") to collectively own at least 25% of the issued and outstanding shares of Common Stock and a greater percentage than any other person of the aggregate voting power of all issued and outstanding voting securities and requires the Executive Officers to constitute a majority of the Board of Directors. The Amended Loan Agreement also contains standard events of default for a senior secured revolving credit facility. In addition, it will be an event

                            DIGNITY PARTNERS, INC.

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONCLUDED)

of default under the Amended Loan Agreement if any of the Executive Officers dies, becomes disabled or refuses to perform his current duties to the Company and he is not replaced within 60 days by an individual with comparable education, skills and experience.

 c. Dignity Viatical

  In February 1996, Dignity Partners entered into an agreement with the limited partners of Dignity Viatical to use best efforts to sell, by May 13, 1996 on terms reasonably acceptable to the limited partners, the policies owned by Dignity Viatical. While such sale will be conducted by auction, Dignity Partners has retained the right to bid for such policies. The Company does not expect that such sale will have a material adverse effect on the Company's financial position, liquidity or results of operations.

                             DIGNITY PARTNERS, INC.

                          CONSOLIDATED BALANCE SHEETS
                    SEPTEMBER 30, 1996 AND DECEMBER 31, 1995

                                                        SEPTEMBER    DECEMBER
                        ASSETS                          30, 1996     31, 1995
                        ------                         -----------  -----------
Cash and cash equivalents............................. $ 5,902,318  $ 1,056,611
Restricted cash (note 7)..............................   4,760,644    4,566,845
Marketable securities (note 11).......................   2,090,871          --
Other receivable (note 3).............................   1,097,519          --
Matured policies receivable (note 7)..................   1,468,947    1,652,921
Assets held for sale (note 4).........................  11,887,598          --
Purchased life insurance policies, net of reserve
 (note 2 and 5).......................................  35,561,473   48,938,098
Furniture and equipment, net of accumulated
 depreciation of $0 and $61,349, respectively (note
 4)...................................................         --       130,532
Deferred financing costs, net of accumulated
 amortization of $323,411 and $451,961, respectively
 (note 5 and 8).......................................     740,189    1,043,541
IPO financing costs (note 2)..........................         --       750,000
Other assets..........................................     140,284       87,079
                                                       -----------  -----------
    Total assets...................................... $63,649,843  $58,225,627
                                                       ===========  ===========
         LIABILITIES AND STOCKHOLDERS' EQUITY
         ------------------------------------
Accrued expenses...................................... $   208,271  $   329,827
Accounts payable......................................     242,577      377,204
IPO financing costs payable (note 2)..................         --       306,900
Payable to related party (note 2).....................         --     1,482,170
Accrued compensation payable (note 2).................     164,200      849,148
Unearned income (note 6)..............................         --       715,883
Payable for policies purchased........................      39,774      376,020
Other short term debt (note 2)........................         --     1,162,170
Long term notes payable (note 7)......................  42,396,219   39,105,138
Other long term debt (note 2 and 8)...................         --     1,444,270
Deferred income taxes (note 9)........................       6,000      531,711
                                                       -----------  -----------
    Total liabilities.................................  43,057,041   46,680,441
                                                       -----------  -----------
Minority interest of limited partners in investment
 partnership (note 10)................................         --     6,679,582
                                                       -----------  -----------
Stockholders' equity:
  Preferred stock, $0.01 par value; 2,000,000
   authorized shares:
   Convertible Preferred Stock, 135,000 authorized
   shares, 0 and 34,880 shares, respectively, issued
   and outstanding (note 2)...........................         --     3,488,013
  Common stock, $0.01 par value; 15,000,000 authorized
   shares, 4,291,824 and 1,589,324 shares,
   respectively, issued and outstanding (note 2)......      42,918       15,893
  Additional paid-in-capital..........................  29,404,550      669,594
  Retained earnings (deficit).........................  (8,854,666)     692,104
                                                       -----------  -----------
    Total stockholders' equity........................  20,592,802    4,865,604
                                                       -----------  -----------
    Total liabilities and stockholders' equity........ $63,649,843  $58,225,627
                                                       ===========  ===========

     See accompanying condensed notes to consolidated financial statements.

                             DIGNITY PARTNERS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
     FOR THE THREE MONTHS AND NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995

                                THREE MONTHS ENDED        NINE MONTHS ENDED
                                   SEPTEMBER 30,            SEPTEMBER 30,
                                  1996         1995        1996         1995
                              ------------  ----------  -----------  ----------
Income:
  Earned discounts on life
   insurance policies
   (note 6).................  $        --   $1,780,301   $3,697,032  $5,117,645
  Earned discounts on prior
   maturities (note 6)......       802,471         --       802,471         --
  Earned discounts on
   matured policies (note
   6).......................       355,519         --       355,519         --
  Interest income...........       181,670      85,769      638,583     196,291
  Other.....................       115,078      64,966      281,728     142,515
                              ------------  ----------  -----------  ----------
    Total income............     1,454,738   1,931,036    5,775,333   5,456,451
Expenses:
  Interest expense..........     1,065,486     910,387    3,040,424   2,385,291
  Compensation and benefits.       318,976     199,168      943,629     544,698
  Other general and
   administrative expenses..       231,244     212,434      898,037     519,331
  Amortization (note 8).....       211,786      81,930      391,352     207,321
  Depreciation (note 4).....           --        9,460       19,967      25,257
  Consulting fees...........           --          --           --         9622
  Realized loss on sale of
   assets (note 3)..........       299,718         --       299,718         --
  Provision for loss on sale
   of assets (note 4).......     3,314,498         --     3,314,498         --
  Valuation provision for
   purchased life insurance
   policies (note 5)........     6,940,189         --     6,940,189         --
                              ------------  ----------  -----------  ----------
    Total expenses..........    12,381,897   1,413,379   15,847,814   3,691,520
                              ------------  ----------  -----------  ----------
    Income (loss) before
     income taxes and
     minority interest......   (10,927,159)    517,657  (10,072,481)  1,764,931
Income tax benefit (expense)
 (note 9)...................       893,223    (186,044)     525,711    (466,570)
Minority interest of limited
 partners in earnings of
 investment partnership
 (note 10)..................           --      (84,997)         --     (704,524)
                              ------------  ----------  -----------  ----------
    Net income (loss).......  $(10,033,936) $  246,616  $(9,546,770) $  593,837
                              ============  ==========  ===========  ==========
Net income (loss) per share
 (note 1)...................         (2.34)       0.13        (2.49)       0.31
Weighted average number of
 shares of common stock and
 common stock equivalents
 outstanding
 (note 1)...................     4,291,824   1,901,870    3,838,548   1,930,283

     See accompanying condensed notes to consolidated financial statements.

                             DIGNITY PARTNERS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
             FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995

                                                        NINE MONTHS ENDED
                                                          SEPTEMBER 30,
                                                        1996          1995
                                                    ------------  ------------
Cash flows for operating activities:
  Net income....................................... $ (9,546,770) $    593,837
  Adjustments to reconcile net income to net cash
   provided by operating activities:
    Depreciation and amortization..................      411,319       232,578
    Write-off of furniture and equipment...........       12,303           --
    Provisions for loss on sale of assets..........    3,614,217           --
    Valuation provision for purchased life
     insurance policies............................    6,940,189           --
    Earned discounts on insurance policies.........   (4,855,023)   (5,117,645)
    Purchase of life insurance policies............  (23,914,937)  (17,684,027)
    Collections on life insurance policies.........   13,478,494    10,568,726
    Increase (decrease) in unearned income.........     (715,883)      193,318
    Increase in other assets.......................      (53,205)       (4,640)
    Increase (decrease) in deferred taxes..........     (525,711)      465,752
    Increase (decrease) in accrued expenses........     (121,556)      142,084
    Increase (decrease) in accounts payable........     (134,627)       69,692
    Increase (decrease) in IPO financing costs
     payable.......................................     (306,900)      262,579
    Increase (decrease) in payable to related
     party.........................................   (1,482,170)      402,383
    Increase (decrease) in accrued compensation
     payable.......................................     (684,948)      258,750
    Income applicable to minority interest.........          --        704,524
                                                    ------------  ------------
      Net cash used by operating activities........  (17,885,208)   (8,912,089)
                                                    ------------  ------------
Cash flows from investing activities:
  Proceeds from sale of assets.....................    4,266,249           --
  Purchase of furniture and equipment..............       (6,776)      (30,893)
  Additions to restricted cash.....................     (193,799)   (3,848,555)
  Purchase of marketable securities................   (2,090,871)          --
                                                    ------------  ------------
      Net cash (used for) provided by investing
       activities..................................    1,974,803    (3,879,448)
                                                    ------------  ------------
Cash flows from financing activities:
  Proceeds from long term notes payable............    6,375,000    35,000,000
  Principal payments on long term notes payable....   (3,083,919)          --
  Proceeds from other long term debt...............    5,540,132    18,311,070
  Principal payments on other long term debt.......   (6,984,402)  (35,479,288)
  Distribution to limited partners.................     (783,313)   (2,720,906)
  Purchase of limited partners' interest in
   investment partnership..........................   (5,081,184)          --
  Principal payment on loan from stockholder.......   (1,162,170)          --
  Net proceeds from issuances of common stock......   25,273,968           --
  Increase in financing costs......................      (88,000)     (567,439)
  Increase in IPO financing costs..................          --       (322,579)
  Reimbursement of IPO financing costs.............      750,000           --
                                                    ------------  ------------
      Net cash provided by financing activities....   20,756,112    14,220,858
                                                    ------------  ------------
      Net increase in cash and cash equivalents....    4,845,707     1,429,321
Cash and cash equivalents, beginning of period.....    1,056,611        30,561
                                                    ------------  ------------
Cash and cash equivalents, end of period........... $  5,902,318  $  1,459,882
                                                    ============  ============
Supplemental disclosure of cash flow information:
  State taxes paid................................. $      6,066  $        --
                                                    ============  ============
  Cash paid for interest........................... $  3,161,981  $    856,359
                                                    ============  ============

     See accompanying condensed notes to consolidated financial statements.

                            DIGNITY PARTNERS, INC.

             CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION

  The unaudited consolidated financial statements of Dignity Partners, Inc. and its consolidated entities ("Dignity Partners" or the "Company") as of September 30, 1996 and for the three and nine month periods ended September 30, 1996 and 1995 have been prepared in accordance with generally accepted accounting principles for interim financial information, in accordance with Rule 10-01 of Regulation S-X. Accordingly, such statements do not include all of the information and notes thereto that are included in the annual consolidated financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation have been included. Operating results for the nine month period ended September 30, 1996 are not indicative of the results that may be expected for the entire 1996 fiscal year. See Note 4. The balance sheet as of December 31, 1995 has been derived from the audited financial statements of the Company. The statements included herein should be read in conjunction with the audited financial statements and notes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 1995 (the "Form 10-K").

  Net income per share is calculated on the primary basis using the average number of Common Stock and Common Stock equivalents outstanding. Common Stock equivalents include employee stock options and shares issuable upon the conversion into Common Stock of outstanding shares of the Company's Convertible Cumulative Pay-in-Kind Preferred Stock (the "Convertible Preferred Stock"). The outstanding shares of Convertible Preferred Stock were not actually converted into Common Stock until February 1996. See Note 2.

2. THE INITIAL PUBLIC OFFERING

  In February 1996, the Company completed an initial public offering of an aggregate of 2,702,500 shares of its Common Stock at the public offering price of $12.00 per share. Of such shares, 2,381,356 shares were issued and sold by the Company and 321,144 shares (representing all shares issuable and issued pursuant to the conversion in full of the Convertible Preferred Stock) were sold by Bradley Rotter, a director and Chairman of the Board of Directors of the Company. The Company did not receive any proceeds of the shares sold by Bradley Rotter. The Company received the following proceeds from the offering and, through September 1996, such proceeds had been applied for the following purposes:

      Proceeds:
        Proceeds net of underwriters' discount......... $26,575,933
        Less offering expenses (a).....................   1,301,965
                                                        -----------
          Net proceeds.................................             $25,273,968
                                                                    ===========
      Uses:
        Policy purchases............................... $17,832,821
        Payments to related party (b)..................   2,191,007
        Accrued compensation payable (c)...............     833,750
        Taxes on accrued and unpaid salaries...........      20,187
        Other short term debt (b)......................   1,162,170
        Other long term debt...........................   3,234,033
                                                        -----------
          Total uses...................................             $25,273,968
                                                                    ===========

--------
(a) Offering expenses include the payoff of IPO financing costs outstanding as of December 31, 1995 and additional expenses incurred through February 1996.
(b) The proceeds were used to eliminate these liabilities outstanding as of December 31, 1995 and additional liabilities incurred through February 1996.
(c) Represents accrued and unpaid salaries owed to executive officers of the Company for services rendered during 1993, 1994 and the first nine months of 1995. See the Form 10-K for further information.

                            DIGNITY PARTNERS, INC.

  Changes in stockholders' equity during the first nine months of 1996, which (with the exception of the net loss) are due in large part to the initial public offering, reflected the following:

      Stockholders'
       equity,
       beginning of
       period......  $ 4,865,604
        Conversion
         of
         preferred
         stock.....   (3,488,013)(a)
        Issuance of
         common
         stock.....       27,025
        Additional
         paid-in-
         capital...   28,734,956
        Net loss...   (9,546,770)
                     -----------
      Stockholders'
       equity, end
       of period...  $20,592,802
                     ===========

--------
(a) As a result of the conversion, the amount previously attributable to Convertible Preferred Stock was transferred to common stock and additional-paid-in capital.

3. SALE TRANSACTION--AUGUST, 1996

  On August 2, 1996, the Company sold 59 policies held by Dignity Viatical Settlement Partners, L.P. (Dignity Viatical) and 2 other policies to an unaffiliated third party. This transaction resulted in a pre-tax loss as follows:

      Capitalized costs............................................ $4,757,583
      Earned discounts.............................................  1,641,573
      Unearned discount relating to the purchase of Dignity
       Viatical minority interest (note 10)........................   (735,670)
                                                                    ----------
      Carrying value...............................................  5,663,486
      Sale proceeds................................................  5,363,768
                                                                    ----------
      Realized loss on sale of asset............................... $ (299,718)
                                                                    ==========

  Cash collected from this transaction was used for working capital purposes, including prepaying debt outstanding under the TransAmerica Facility (as defined herein). See Note 8. At September 30, 1996, the Company has recorded an Other Receivable of $1,097,519 related to outstanding proceeds due from this sale. Payment of such receivable is expected during the fourth quarter of 1996 as acknowledgments of change in ownership are received from the insurance companies that issued the sold policies.

4. ASSETS HELD FOR SALE

  At the International AIDS Conference held in Vancouver, British Columbia in July 1996, the results from a number of studies were reported which appeared to indicate that treatments involving a combination of various drugs were reducing substantially, and perhaps eradicating, the levels of HIV detectable in the blood of a person previously diagnosed with HIV and AIDS. On July 16, 1996, the Company announced that it was temporarily ceasing the processing of new applications to purchase policies insuring the lives of individuals diagnosed with HIV and AIDS while it further analyzed the effects of such research results on its business. In excess of 95% of the Company's historical purchases have involved policies insuring the lives of individuals diagnosed with HIV or AIDS. The Company continues to analyze the effects of such research results and subsequently reported data from scientific studies on its business and, in particular, purchases by the Company of policies, levels of expenses, the timing of collections on policies, the estimated collection dates of policies and its method of income recognition. In connection with its analysis, the Company has thus far decided to sell all or substantially all of its assets and to seek stockholder approval of such sale. As a result, the Company has reclassified all of its

                            DIGNITY PARTNERS, INC.

assets other than the assets of Dignity Partners Funding Corp. I ("DPFC") to a "held-for-sale" category. Accordingly, such assets are recorded on the balance sheet as of September 30, 1996 at the lower of carrying value or fair value less cost to sell. In connection therewith, the Company established a provision for loss on sale of assets during the quarter ended September 30, 1996.

  On October 9, 1996, the Company announced that it had executed an agreement ("Sale Agreement") with an unaffiliated viatical settlement company to sell approximately 197 policies with an aggregate face value of $14.2 million for an aggregate consideration of approximately $8.7 million. The agreement for the sale of such policies will be void if stockholder approval to sell all or substantially all of the Company's assets is not received by December 26,1996. The Company set up a pre-tax loss provision in the third quarter of 1996 of $1,792,087 in connection with the policies covered by the Sale Agreement.

  The Company also announced that it intends to seek stockholder approval to sell all or substantially all of its assets not the subject of the Sale Agreement ("Remaining Assets"). The Company set up a pre-tax loss provision for the Remaining Assets that it intends to sell in the amount of $1,522,411 ($1,417,373 related to policies and $105,038 related to furniture and equipment). For purposes of calculating such loss provision, furniture and equipment have been valued on the assumption that miscellaneous office equipment has no sales value.

  Life insurance policies and furniture and equipment held for sale consist of:

                             LIFE INSURANCE POLICIES
                           ----------------------------
                             COVERED BY                 FURNITURE &
                           SALE AGREEMENT HELD FOR SALE  EQUIPMENT    TOTAL
                           -------------- ------------- ----------- ----------
Capitalized costs.........   $9,272,132     5,416,912     105,038   14,794,082
Earned discount...........      221,298       186,716         --       408,014
Provision for loss on
 sale.....................   (1,792,087)   (1,417,373)   (105,038)  (3,314,498)
                             ----------    ----------    --------   ----------
Assets held for sale......   $7,701,343     4,186,255           0   11,887,598

  The calculation of provision for loss on sale of assets for life insurance policies was calculated based on the life expectancies of the policies in relation to prices obtained by the Company in connection with other sales. Any gain or loss due to the difference between actual proceeds (less any back end sourcing fees) and the carrying value after giving effect to the provision for loss on sale of assets will be reported as a realized gain or loss.

5. PURCHASED LIFE INSURANCE POLICIES

  As of September 30, 1996, purchased life insurance policies consisted only of those policies held by DPFC. The sale of policies held by DPFC, all of which are pledged under the indenture pursuant to which the Securitized Notes (as defined in Note 7) were issued, requires the consent of all of the holders of the Securitized Notes ("Noteholders"). No assurance can be given that the Company will be able to obtain such consent. The Company has discussed potential sales of DPFC policies with the Noteholders; however, it is too early to determine whether the Noteholders and the Company will decide to sell such policies or whether such a sale is feasible. A pre-tax provision for valuation adjustment has been recorded in the third quarter of 1996 in the amount of $6.9 million to reflect estimated impaired value of the DPFC policies. The estimated provision for valuation adjustment provides for the possible write-off of deferred financing costs and the expected unrealized value associated with purchased life insurance policies.

  Only the net assets of DPFC are available to satisfy the Securitized Notes. Dignity Partners did not guarantee the obligations owed under the Securitized Notes. To the extent that the net assets of DPFC are insufficient to repay the Securitized Notes, no provision for valuation was made because the Noteholders are expected to bear any such loss. This loss is currently estimated to be approximately $900,000. See Note 11.

                            DIGNITY PARTNERS, INC.

6. EARNED DISCOUNTS AND UNEARNED INCOME

  Earned discounts on life insurance policies reflects the accretion recorded through June 30, 1996. With the decision to sell all or substantially all of the Company's assets, unearned income recorded on the balance sheet at June 30, 1996 relating to early maturities on or before June 30, 1996 has now been recorded as earned discounts on prior maturities. Earned discounts for matured policies reflects income on policies on which the Company collected the proceeds (either pursuant to a sale or the death of the insured) during the third quarter. During the third quarter of 1996, the Company reclassified all of its assets (other than DPFC assets) to a "held-for-sale" category. The Company also established a valuation provision for purchased life insurance policies (i.e. DPFC policies) during the quarter ended September 30, 1996 because of the uncertainties created by the data presented at the AIDS Conference. As a result, any future income will be recorded as earned discounts for matured policies only upon receipt of proceeds of policies (either pursuant to a sale or the death of the insured).

7. LONG TERM NOTES PAYABLE

  The Senior Viatical Settlement Notes, Series 1995-A, Stated Maturity March 10, 2005 (the "Securitized Notes") issued by DPFC, the Company's wholly-owned special purpose subsidiary, initially provided for a maximum lending commitment of $50 million. Borrowings under the Securitized Notes are included on the balance sheet as long term notes payable. Repayment of principal of the Securitized Notes was originally scheduled to begin in September 1996. An early amortization event occurred in June 1996 because the Overcollateralization Percentage (as defined in the Form 10-K) was less than 120% on four consecutive weekly calculation dates. As a result, the maximum lending commitment was reduced to the then outstanding principal amount ($45.5 million) and principal payments on the Securitized Notes began in July 1996. Payments on the Securitized Notes are payable solely from the collections on pledged policies and deposited funds. Such deposited funds consist of $4.6 million of restricted cash as of September 30, 1996, which Dignity Partners is required to maintain in a cash collateral account for the benefit of the Noteholders. Additionally, such collections include $865,000 as of September 30, 1996 of matured policies receivable for policies pledged for the benefit of the Noteholders.

8. TRANSAMERICA CREDIT FACILITY

  As described in Note 4, on July 16, 1996, the Company announced it was temporarily ceasing processing new applications for policies insuring people with AIDS and HIV, while it further analyzed the research results reported at the International AIDS Conference in Vancouver, British Columbia. On July 18, 1996, TransAmerica Lender Finance ("TransAmerica"), the lender under the TransAmerica Facility, notified the Company that an event of default had occurred under the TransAmerica Facility. The notification was based on TransAmerica's assertion that the Company's action constituted a breach of its covenant not to make a material change in its operations. TransAmerica also notified the Company that TransAmerica would not make future advances under the TransAmerica Facility. The Company does not believe that its actions constituted an event of default under the TransAmerica Facility. Although TransAmerica did not give any notice accelerating the due date of amounts outstanding under the TransAmerica Facility, the Company decided to repay and terminate the facility on August 29, 1996. The Company repaid principal and accrued interest in the amount of $3,301,328. In connection with such repayment, Dignity Partners wrote off $130,000 in unamortized financing costs associated with the TransAmerica Facility.

9. DEFERRED INCOME TAXES

  Prior to the three months ended September 30, 1996, the Company had provided for deferred income taxes related to income accrued on purchased life insurance policies. Based on the provision for loss on sale of assets and valuation provision for purchased life insurance policies recorded for the quarter ended September 30, 1996,

                            DIGNITY PARTNERS, INC.

       CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONCLUDED)

the Company believes that it will not have a federal tax liability related to these assets and has therefore reversed all related liabilities. The Company has provided for miscellaneous state income taxes. Valuation allowance has been recorded equivalent to the deferred tax asset as it is management's opinion that it is more likely than not that the deferred tax asset will not be realized.

10. MINORITY INTEREST

  On June 25, 1996 Dignity Partners purchased the limited partnership interests of the limited partners in Dignity Viatical for approximately $5.2 million. This purchase resulted in the elimination of minority interest on the balance sheet at and after June 30, 1996.

11. FAIR VALUE OF FINANCIAL INSTRUMENTS

  The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

  Cash and cash equivalents, restricted cash, other receivable, matured policies receivable, accrued expenses, accounts payable, financing costs payable, payable to related party and payable for policies purchased are stated at approximate fair value because of the short maturity of these instruments. All balances have maturities within 60 days of the balance sheet date.

  Marketable securities (with maturities greater than three months but less than one year), consisting of grade BBB or better commercial paper, commercial notes and government securities, are stated at cost on the balance sheet. Market values of these securities approximate cost due to the short maturity periods.

  Assets held for sale reflect management's estimate of fair market value based on the life expectancies of these policies in relation to prices obtained by the Company in connection with other sales.

  The portfolio of purchased life insurance policies reflects a pre-tax provision for the estimated impaired value of DPFC policies. The estimated provision for valuation adjustment provides for the possible write-off of deferred financing costs and the expected unrealized value associated with purchased life insurance policies.

  Long term notes payable and other long term debt are stated at fair market value at December 31, 1995 based on the Company's borrowing capability as a closely-held private organization and limited capital structure. The Securitized Notes (long term notes payable) bear an average interest rate of 9.17% and are equivalent to newly acquired debt at 1% over prime interest rates. At September 30, 1996 the long term notes payable are stated at cost which is approximately $900,000 greater than the Company's estimate of the fair market value of this debt due to the nonrecourse nature of such debt and the value of the collateral securing such debt.

12. EVENTS SUBSEQUENT TO THE BALANCE SHEET DATE

 a. Share Repurchase Program

  On October 16, 1996, the Board of Directors of the Company approved a share repurchase program pursuant to which the Company is authorized to purchase from time to time up to 1 million shares of the Company's common stock at prevailing market prices.

 b. Investment

  On November 4, 1996, the Company purchased $3,000,000 of convertible preferred stock of American Information Company, Inc., a privately held company which, among other things, provides information services to individuals owning or purchasing automobiles.

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PROXY

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                            DIGNITY PARTNERS, INC.
                       1700 MONTGOMERY STREET, SUITE 250
                        SAN FRANCISCO, CALIFORNIA 94111

  The undersigned acknowledges receipt of the accompanying Notice of Special Meeting of Stockholders and Proxy Statement of DIGNITY PARTNERS, INC. (the "Company") and hereby appoints Bradley N. Rotter, Alan B. Perper and John Ward Rotter, and each of them, attorneys and proxies, with full power of substitu-tion and resubstitution, to vote all shares of common stock of the Company held of record by the undersigned at the close of business on November 8, 1996, at the special meeting of stockholders of the Company to be held at 8:00 a.m. on December 16, 1996, and at any adjournment thereof, as follows:

      (CONTINUED, AND TO BE MARKED, DATED AND SIGNED, ON THE OTHER SIDE)



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

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Please mark your votes as indicated in this example [X]

IF THIS PROXY IS PROPERLY EXECUTED, THE SHARES REPRESENTED HEREBY WILL BE VOTED IN THE MANNER DIRECTED AND, IN THE ABSENCE OF DIRECTION AS TO THE MANNER OF VOTING, WILL BE VOTED FOR THE PROPOSAL TO AUTHORIZE THE BOARD OF DIRECTORS OF THE COMPANY TO SELL ALL OR SUBSTANTIALLY ALL OF THE COMPANY'S ASSETS.

Proposal to authorize the Board of Directors of the Company to sell all or substantially all of the Company's assets.

    FOR     AGAINST     ABSTAIN
    [_]       [_]         [_]

Please date this proxy and sign exactly as name(s) appears below and return signed proxy in enclosed envelope. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

The foregoing is as set forth in the Notice of Special Meeting of Stockholders and Proxy Statement relating to the meeting.

WILL ATTEND MEETING [_]

                               PLEASE DO NOT FOLD

Signature(s) __________________________________    Date _______________________

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.
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